Exhibit 96.1

S-K 1300 Technical Report Summary San Martin Mine

Ezequiel Montes Municipality, Querétaro, México

UTM WGS 84, Zone 14 Q

Coordinates Centered at approximately:

(398,350 mE and 2,292,700 mN)

Prepared for:

Suite 750 - 580 Hornby Street Box 113 Vancouver, BC Canada, V6C 3B6

Prepared by:

Erme Enriquez C.P.G., BSc, MSc

Effective date:  April 30, 2022

Report date: June 28, 2022

STARCORE International Mines Ltd.

San Martin Mine	S-K 1300 Technical Report Summary

Table of Contents

DATE AND SIGNATURE PAGE		6
1.0	EXECUTIVE SUMMARY	7
1.1	Property Description, Current Status, and Ownership	7
1.2 Geology and Mineralization		7
1.3	Mineral Resource Estimate	8
1.4	Mineral Reserve Estimate	10
1.5	Capital and Operating Cost Estimates	11
1.6	Permitting Requirements	12
1.7	Conclusions and Recommendations	13
1.7.1	Geology and Resources	13
1.8	Significant Risk Factors	13
2.0	INTRODUCTION	14
2.1	Details of Registrant	14
2.2	Units of Measure	14
2.3	Terms of Reference and Source of Information	14
2.4	Qualified Person and Site Visits	16
3.0	PROPERTY DESCRIPTION AND OWNERSHIP	17
3.1	Property Location	17
3.2	Ownership	19
3.3	Mineral Titles, Claims Rights and Leases	19
3.4	Comment on Factors and Risks Affecting Access, Title, and Ability to Perform Work	21
4.0	ACCESSIBILITY, CLIMATE, PHYSIOGRAPHY, LOCAL RESOURCES, AND INFRASTRUCTURE	21
4.1	Accessibility	21
4.2	Climate	22
4.3	Physiography	22
4.5	Local Resources and Infrastructure	24
5.0	HISTORY	23
6.0	GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT	26
6.1	Regional -Geology	27
6.2	Deposit Geology	30
6.2.1	Las Trancas Formation	30
6.2.2	El Doctor Formation	30
6.2.3	Soyatal–Mezcala Formation	30
6.2.4	Igneous Rocks	30
6.2.5	Andesite/Dacite	31
6.3	Structural Geology	32
6.4	Mineralization	32
7.0	EXPLORATION	33
7.1	Channel Samples	33
7.2	Drilling	34
7.3	Collar and Downhole Surveys	35
7.4	Drill Core Sampling	35

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7.5	Core Logging	36
7.6	Important Drilling Results	36
7.7	Data Adequacy	38
7.8	Comment of Exploration	39
8.0	SAMPLE PREPARATION, ANALYSES, AND SECURITY	39
8.1	Sample Preparation and Analysis	40
8.1.1	Underground Channel Samples	40
8.1.2	Diamond Drill Core Samples	41
8.2	Security, Storage, and Transport	41
8.3	Quality Control (QA/QC)	41
8.3.1	Standards	41
8.3.2	Blanks	42
8.3.3	Duplicates	42
8.4	Comment on Sample Preparation, Analyses and Security	43
9.0	DATA VERIFICATION	43
9.2	Comment on Data Verification	44
10.0	MINERAL PROCESSING AND METALLURGICAL TESTING	45
10.1	Metallurgical Testing and Recovery	45
10.2	Data Adequacy	45
11.0	MINERAL RESOURCE ESTIMATE	46
11.1	Introduction and Qualified Person	46
11.2	Density	46
11.3	Methodology	47
12.0	MINERAL RESERVE ESTIMATE	48
12.1	Introduction	48
12.2	Methodology	50
12.3	Mineral Reserve Statement	51
12.4	Comment on Mineral Reserve Estimate	54
13.0	MINING METHODS	54
13.1	Mining Operations	54
13.2	Mining Method	55
13.3	Mining Method Description	56
13.4	Drilling	56
13.5	Blasting	57
13.6	Mucking	57
13.7	Haulage of Ore	57
13.8	Geotechnical Review	58
13.9	Ventilation	58
13.10	Dewatering	58
13.11	Mining Equipment	59
13.12	Comments on the Mine Operations	61
14.0	PROCESSING AND RECOVERY METHODS	61
14.1	Process of the Benefit Plant	61
14.1.1	Crushing Area	62

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14.1.2	Grinding Area	63
14.1.3	Chemical Treatment Area	63
14.1.4	Tailings Filtration Area	63
14.1.5	Merrill-Cowe Area	63
14.1.6	Smelting Area	63
14.2	Comment on Mineral Processing and Metallurgical Testing and Recoveries	64
14.3	Data Adequacy	64
15.0	INFRASTRUCTURE	67
15.1	Waste Rock	67
15.2	Tailings	67
15.3	Power and Electrical	67
15.4	Water Usage	67
15.5	Logistics, Supplies and Administration	69
16.0	MARKET STUDIES	69
16.1	Commodity Prices Forecast and Contracts	69
17.0	ENVIRONMENTAL STUDIES, PERMITTING, AND SOCIAL IMPACT	70
17.1	General	70
17.2	Permitting	71
17.3	Permitting Requirements and Status	72
17.4	Surface Water Management Plan	73
17.5	Social Community Impact	74
17.6	Comment on Environmental Compliance, Permitting, and Local Engagement	75
18.0	CAPITAL AND OPERATING COSTS	75
18.1	Capital Costs	75
18.1	Operating Costs	75
19.0	ECONOMIC ANALYSIS	76
20.0	ADJACENT PROPERTIES	78
21.0	OTHER RELEVANT DATA AND INFORMATION	78
22.0	INTERPRETATION AND CONCLUSIONS	78
22.1	Geology and Resources	79
23.0	RECOMMENDATIONS	79
24.0	REFERENCES	80
25.0	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT	81

List of Tables

Table 1-1:	Mineral Resources Inferred and Indicated, San Martín Mine	10
Table 1-2:	Proven and Probable Mineral Reserves, Effective Date April 30, 2022	11
Table 1-3	San Martin Capital Costs	12
Table 1-4:	Mine Operating Cost Summary	13
Table 2-1:	Identification of the issuer	14
Table 2-2:	Abbreviations and Terms of Reference	14
Table 3-1:	List of Mining Titles of the San Martin Mine	19
Table 5-1:	Summary of production for the San Martín Mine (from 1993 to April 30, 2022)	26

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Table 7-1:	Summary of drill hole programs performed by MICO and CMP	34
Table 7-2	Drill Results of the San Martin Body Extension	36
Table 7-3:	Highlights of Drill Results at Area 28 Oreshoot	38
Table 11-1:	Inferred and Indicated Mineral Resources at the San Martín Mine	48
Table 12-1:	Proven and Probable Mineral Reserves, Effective Date April 30, 2022	51
Table 13-1:	Table for choosing the mining method	56
Table 13-2:	List of Mining Equipment used at the San Martin Mine	60
Table 17-1:	San Martin Mine Recent Environmental Studies	71
Table 17-2:	List of the Status of Permits	73
Table 18-1	San Martin Capital Costs	75
Table 18-2:	Mine Operating Cost Summary	76
Table 19-1:	Economic Model Input Parameters	77
Table 19-2:	LOM Plan Summary	78

List of Figures

Figure 3-1:	Location of the San Martin Mine	18
Figure 3-2:	San Martin Mine and Surrounding Area Property Map	20
Figure 4-1:	Physiographic map of Mexico showing the location of the San Martin Mine (After Raisz, 1964)	23
Figure 6-1:	Regional geological map of the surrounding San Martin Mine. Taken from Nuñez-Miranda, 2007	28
Figure 6-2	Generalized stratigraphic column of the San Martin Mine region	29
Figure 6-3	Generalized regional geologic map of the San Martín Mine Project (After Labarthe, et. al, 2004)	31
Figure 7-1:	Map showing the swarm of drill holes done at the entire San Martin mine	35
Figure 7-2:	San Martin Orebody detected with Diamond Drill Holes	37
Figure 7-3:	Eastern extension of the 28 Orebody detected with diamond drilling	38
Figure 8-1:	Pulp Duplicate Gold Assay Result PENBER Lab	42
Figure 8-2:	Pulp Duplicate Silver Assay Result PENBER Lab	43
Figure 12-1:	Typical vertical longitudinal section (VLP) showing the blocks of proven and probable ore in the San José II orebody.	52
Figure 12- 2:	General vertical longitudinal section of the San Martin Mine showing the proven and probable reserve blocks.	53
Figure 13-1:	Schematic of the overhead cut-and-fill mining method	55
Figure 13-2:	Ventilation circuit, at the San Martin Mine, by using Robbins raises ventilation intake and for exhausting	58
Figure 13-3:	Pumping systems in the entire San Martin Mine. Water is sent to surface for usage in the plant process	59
Figure 14-1:	Plant flow chart	61
Figure 14-2:	Dried tailings being collected and hauled to the tailings dam	64
Figure 14-3:	Reforestation of the northern part of the tailings dam	65
Figure 14-2:	Flowsheet of the mill process at San Martin Mine	66
Figure 15-1:	San Martin Infrastructure Map	68

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San Martin Mine	S-K 1300 Technical Report Summary

DATE AND SIGNATURE PAGE

The effective date of the Mineral Resource estimate was April 30, 2022.

Author	Signature

Erme Enriquez

The qualifications and relevant experience of QP are shown below:

•	Erme Enriquez

Education:

Is graduate of University of Sonora, Mexico, with a bachelor’s in Geological Sciences in 1983 and a graduate of Colorado School of Mines, with a master’s degree in Geology in 1996

Years of Experience:

Has over 39 years of experience in the mining industry with 15 years in development and mining, 10 years in geological and mineral resource and reserves reporting, and 14 years in exploration of base and precious metals.

Relevant Experience:

He has been a geologist and geology superintendent at the Tayoltita deposit and underground mine. He has been an exploration manager in the San Dimas district, in charge of reviewing reserves and resources as well as district exploration programs. He was an exploration manager for Wheaton River-Goldcorp overseeing operating mines and project explorations.

He was exploration manager for Capstone Gold, in charge of generating projects in Mexico and leading the exploration and deep discovery of the Cozamin deposit.

He is Director of Exploration for Canasil Resources and has acted as a consultant on various mineral deposits.

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San Martin Mine	S-K 1300 Technical Report Summary

Professional Registration:

Professional Geologist (CPG) with the American Institute of Professional Geologists(Membership Number 11214)

1.0EXECUTIVE SUMMARY

1.1Property Description, Current Status, and Ownership

Erme Enriquez (QP) was retained by Starcore International Mines LTD (SIM) to prepare a Technical Report Summary (TRS) on the San Martin Mine (SM), located near the City of Querétaro, Queretaro, Mexico.  The purpose of this Technical Report Summary is to support the disclosure of mineral reserve and  mineral resources on the Mine as of April 30, 2022, in the proposed registration statement on Form S-1 and periodic filings with the United States Securities and Exchange Commission (SEC).  This Technical Report Summary (TRS) conforms to SEC’s Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601(b)(96) Technical Report Summary.

The San Martin (SM) mine is an underground gold and silver complex that has been in operation since 1993. It produces gold and silver doré bars with 99.6% purity. The mine is situated approximately 47 kilometers northeast of the city of Queretaro, capital of the Queretaro State, on the eastern edge of the Colon municipality.

The mine operates 365 days per year on a 24 hour per day schedule. Mining and ore processing operations are currently in production and the mine is considered a production stage property. The San Martin mine encompasses the San Jose, San Martin (SR), and Cuerpos 28 to 32 orebodies.

The San Martin mine is operated by Compania Minera Bernal, SA de CV (CMPB) a wholly owned subsidiary of SIM.

1.2Geology and Mineralization

The San Martín gold-silver district hosts classic, medium-grade gold-silver, epithermal vein deposits characterized by low sulphidation mineralization and adularia-sericite alteration. The San Martin veins are typical of most other epithermal silver-gold vein deposits in Mexico in that they are primarily hosted in the Upper Cretaceous black limestone and calcareous shales of the Soyatal-Mezcala Formation.  Tertiary Lower Volcanic series of rhyolite flows, pyroclastics and epiclastics, overlain the sediments.

Mineralization at San Martín occurs in association with an epithermal low sulphidation, quartz-carbonate, fracture-filling vein hosted by a structure trending approximately N40°-60°E, dipping to the 50° to 90° to the southeast.

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San Martin Mine	S-K 1300 Technical Report Summary

The San Martin structure has been known in different stages of exploration and has adopted several names, San José, San José II, San Martín, Cuerpo 28, Cuerpo 29, Cuerpo 30, Cuerpo 31, Cuerpo 32 and Cuerpo 33.  The structure itself is offset by a series of faults of northeast trending that divides the oreshoots.  The structure behaves vertical at the San José and San Martin areas (Tronco) and becomes flatter from Cuerpo 28 to 31 (Mantos), and mineralization follows the planes of the folded rocks.

The San Martin vein itself has been known to be underground and traced for 2 km along trend, with widths between 1.5 to 10 metres and averages approximately 4.0 m. A secondary mineralized vein is located, both in the footwall and hangingwall, of the San Martin vein, on the western limb of the local fold that contains the mineralization.  This structure is the Santa Elena and represents a good target for exploration to the NE and SE of San Martin.

1.3Mineral Resource Estimate

The mineral resource estimation for the San Martin Mine was completed following the requirements of Subpart 1300 of Regulation S-K (“Subpart 1300”) and align with Canada’s National Instrument 43-101 (“NI 43-101”) for which original estimates were prepared.  The modeling and estimation of the mineral resources were completed on June 10, 2022, under the supervision of Erme Enriquez, qualified person with respect to mineral resource estimations under S-K 1300.  The effective date of the resource estimate is April 30, 2022.

The San Martin resources are classified in order of increasing geological and quantitative confidence in Proven and Probable, Inferred and Indicated categories in accordance with the “CIM Definition Standards for Mineral Resources and Mineral Reserves” (2014) and therefore NI 43-101, as is the Inferred Resources category.

In the years prior to mining by CMPB reserve resource estimates were based on the assumptions and subject to rules defined by Luismin many years ago. In recent years, with the involvement of various professionals, it was recognized that mining methodology was changing due to factors such as:

•	A greater percentage of production coming from narrow to wide steeply dipping vein structures.
•	Sub-horizontal Mantos mineralized structures that were somewhat narrower than historical Mantos.
•	Reopening and scavenging of the footwall mineralization in old stopes, where lower grade mineralization was not mined during times of lower gold prices.

Based on the above mining changes and incorporating mining experience over the last 8 years some of the original Luismin assumptions have been modified to improve tonnage and grade estimation for reserves.  The assumptions used in this estimate are:

•	A gold price of $1750 per ounce.
•	A silver price of $22.00 per ounce.

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San Martin Mine	S-K 1300 Technical Report Summary

•	First quarters of 2022 operating costs of US$69.30 per metric dry tonne.
•	Average metallurgical recoveries of 86% for gold and 55% for silver.
•	Using the above price and cost assumptions the resultant calculated cutoff grade is approximately 1.41 g/t Au equivalent.
•	Specific gravity of 2.6 g/cm3 has been applied to all calculated mineralized volumes.
•	Mining dilution is applied to in situ mineralized zones, and recovery factors are applied to these diluted blocks using the following factors:
•	Mining dilution of 20% of zero grade in horizontal mineralized zones (Mantos) mined by room and pillar.
•	Mining dilution of 20% of zero grade in steeply dipping mineralized zones mined by cut and fill. This dilution factor is modified by first applying a minimum 2-meter mining width to narrow zones.
•	Remnant pillars left in room and pillar stopes are typically 20% of the total tonnage, i.e., 80% extraction. This recovery factor has been applied to sub horizontal mineralized zones.

In addition to these factors reserve grades are lowered to reflect mined grades in ore blocks that have sufficient historical production to establish that mined grades are similar than estimated from exploration data. The reserves and resources estimated in this report are based on data available up until April 30, 2022.

The mineral resources reported here are classified as Measured, Indicated and Inferred according to CIM Definition Standards.

Total Indicated and Inferred Mineral Resources at the San Martin mine, estimated by SIM, are about 1,481,770 tonnes at a grade of 1.78 g Au/t and 14 g Ag/t.  Inferred and Indicated Mineral Resources are not known to the same degree of certainty as Mineral Reserves and do not have demonstrated economic viability. A summary of resources is in Table 1-1.

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San Martin Mine	S-K 1300 Technical Report Summary

Table 1-1:Mineral Resources Inferred and Indicated, San Martín Mine

Compañía Minera Peña de Bernal, SA de CV
Mineral Reserve and Resources, San Martin Mine
(as of April 30, 2022)

Category	Tonnes	Grade		Total Contained oz		
		(g Au/t)	(g Ag/t)	(oz Au)	(oz Ag)	(oz Au Eq)
San Martin						
Indicated	134,871	1.51	9	6542	37,847	7,018
Total Indicated	**134,871**	**1.51**	**9**	**6542**	**37,847**	**7,018**
San Jose I and II						
Inferred	93,220	1.15	5	3,455	16,303	3,660
San Martin						
Inferred	1,131,706	1.81	12	65,831	426,610	71,194
Area 28 and 4700						
Inferred	121,974	2.34	42	9,171	162,985	11,220
Area 29						
Inferred						
Total Inferred	**1,346,899**	**1.81**	**14**	**78,457**	**605,897**	**86,074**
Totals I + I	**1,481,770**	**1.78**	**14**	**84,999**	**643,744**	**93,092**

•	Mineral resources have been classified into inferred and indicated in accordance with §229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K).
•	Tonnage is expressed in tonnes; metal content is expressed in ounces. Totals may not add up due to rounding.
•	Reserve and resource cut-off grades are based on a 1.41 g/t gold equivalent.
•	Metallurgical Recoveries were 86% gold and 55% silver.
•	Mining Recoveries of 90% were applied.
•	Minimum mining widths were 2.0 meters.
•	Dilution factors is 20%. Dilution factors are calculated based on internal stope dilution calculations.
•	Gold equivalents are based on a 1:79.5 gold:silver ratio. Au Eq= gAu/t + (gAg/t ÷ 79.5)
•	Price assumptions are $1750 per ounce for gold and $22 per ounce for silver.
•	Mineral resources are estimated exclusive of and in addition to mineral reserves.
•	Resources were estimated by SIM and reviewed by Erme Enriquez CPG.

1.4Mineral Reserve Estimate

Mineral reserve estimates in this Report are reported following the requirements of Subpart 1300. Accordingly mineral resources in the Measured and Indicated categories have been converted to Proven and Probable mineral reserves respectively, by applying applicable modifying factors and are planned to be mined out under the LOM plan within the period of our existing rights to mine, or within the time of assured renewal periods of rights to mine.

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San Martin Mine	S-K 1300 Technical Report Summary

Total Proven and Probable Mineral Reserves at the San Martin mine as of April 30, 2022, estimated by Geology staff and reviewed by QP, are 1,348,433 tonnes at a grade of 1.74 g Au/t and 13 g Ag/t (Table 1-2).  This total includes Proven reserves of 144,331 tonnes grading 1.79 g/t Au and 14 g/t Ag along with Probable reserves of 1,204,102 tonnes grading 1.73 g/t Au and 13 g/t Ag.

Table 1-2:Proven and Probable Mineral Reserves, Effective Date April 30, 2022

•	Mineral Reserves estimates have been classified in accordance with probable and proven mineral reserves in accordance with § 229.1302(e)(2) (Item 1302(e)(2) of Regulation S-K.
•	Reserve cut-off grades are based on a 1.41 g/t gold equivalent.
•	Metallurgical Recoveries were 88% gold and 55% silver.
•	Mining Recoveries of 90% were applied.
•	Minimum mining widths were 2.0 meters.
•	Dilution factors is 20%. Dilution factors are calculated based on internal stope dilution calculations.
•	Gold equivalents are based on a 1:79.5 gold - silver ratio. Au Eq= gAu/t + (gAg/t ÷ 79.5)
•	Price assumptions are $1750 per ounce for gold and $22 per ounce for silver.
•	Mineral resources are estimated exclusive of and in addition to mineral reserves.
•	Resources were estimated by SIM staff and reviewed by Erme Enriquez C.P.G.
•	Reserves are exclusive of the indicated and measured resources.
•	Tonnage is expressed in tonnes; metal content is expressed in ounces. Totals may not add up due to rounding.

1.5Capital and Operating Cost Estimates

The capital and operating costs are estimated by the property’s operations, engineering, management, and accounting personnel in consultation with SIM corporate staff, as  appropriate. The cost estimates apply to the planned production, mine schedule, and equipment requirements for the LOM plan.

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San Martin Mine	S-K 1300 Technical Report Summary

Capital costs are based on CMPB internal forecasts and costs, which QP has reviewed and found to be consistent with a mine of this size. Capital costs are summarized in Table 1-3.

Table 1-3San Martin Capital Costs

Item	US Dollars
Exploration Projects	$ 787,180
Construction in process	$ 9,023
Machinery & Equipment	$ 114,341
Leasing	$ 507,360
Maintenance	$ 136,667
Vehicles/Consultors/Computer Eq,	$ 170,562
Total Capital	**$ 1,725,133**

The components of the operating cost are based on the annual mine schedule, equipment sizing and productivity, labor estimates, and unit costs for supply items. Inputs to the operating cost are based on vendor quotes, private and commercially available cost models, and actual and factored unit costs of the mine.  Operating costs are summarized in Table 1-4.

Table 1-4:Mine Operating Cost Summary

1.6Permitting Requirements

In the QP opinion, the San Martin mine has adequate plans and programs in place, is in good standing with Mexican Environmental regulatory authorities, and no current conditions represent a material risk to continued operations. The SM mine staff have an elevated level of understanding of the requirements of environmental compliance, permitting, and local stakeholders to facilitate the development of the mineral reserve and mineral resource estimates. The periodic inspections by

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San Martin Mine	S-K 1300 Technical Report Summary

governmental agencies, SIM corporate staff, third-party reviews, and regular reporting confirm this understanding.

Based on the LOM plan, additional permits will be necessary in the future for continued operation of the SM mine, including a modification of the Environmental Impact Studies (MIA) and obtaining approval for increased tailings storage capacity and corresponding water supply.

1.7Conclusions and Recommendations

SIM and the QP believe that the geologic interpretation and modeling of exploration data, economic analysis, mine design and sequencing, process scheduling, and operating and capital cost estimation have been developed using accepted industry practices and that the stated mineral reserves and mineral resources comply with SEC regulations. Periodic reviews by third-party consultants confirm these conclusions.

1.7.1  Geology and Resources

Channel samples and drill holes have been collected and analyzed using industry standard methods and practices and are sufficient to support the characterization of grade and thickness and further support the estimation of Measured, Indicated, Inferred Resources and Proven and Probable Reserves.

Recommendations for further work:

•	Continue to collect specific gravity measurements and refine current estimation of specific gravity to have a more reliable measure.
•	Implement procedure of duplicate channel samples in stopes and drifts, to ensure the grade and thickness and to serve as duplicates of channel samples.
•

Implement procedure  for standard and duplicate samples, in channel samples and drill core as well. The certified standards will give greater certainty to the QA/QC procedure for the evaluation and greater reliability in reserves and resources.

•	Perform detailed model reconciliation on stopes. A strict control in rebates will help to have a reliable number at the end of the year.
•	Continue the advance of the underground exploration at Body 28 East and Body 32 to the north-northwest.
•

Complete a geochemical and structural model for future work to support the estimation domains.  The QP notes that there is a large amount of multi-element data that could support a geochemical model to better understand the impact of elements such as antimony, arsenic, mercury, etc., on the gold distribution and recoveries.

1.8Significant Risk Factors

Estimation of resource and reserves could be affected by changes in metal prices, the distribution of mineralization within the structure or ore body and continuity of grades in oreshoots.  Successful implementation of the mine plans is subject to the successful of conversion of Inferred Resources to

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San Martin Mine	S-K 1300 Technical Report Summary

Indicated Resources as well as conversion of Measured and Indicated Mineral Resources to Mineral Reserves, and the ability of mining operations to control waste dilution.

2.0INTRODUCTION

2.1Details of Registrant

Starcore International Mining Ltd is the owner of the San Martin Mine, located in the state of Queretaro, Mexico.

SIM is registered in British Columbia, Canada, and listed in the TSX, FK and OTCQB under the symbols SAM, V4JA and SHVLF respectively.  Additional information of the company is shown in Table 2-1:

Table 2-1:Identification of the issuer

DATA	DESCRIPTION
Company Name	Starcore International Mines Ltd
Financial Address	Suite 750 - 580 Hornby Street Box 113 Vancouver, BC Canada, V6C 3B6
Telephone	+1 604-602-4935
Web Site	https://starcore.com
Representative	Robert Eadie

This report provides updated mineral resource and mineral reserve estimates and classification of resources and reserves prepared in accordance with regulation S-K 229-1304 of the United States Securities Exchange Commission (SEC) and the Canadian Institute of Mining Metallurgy and Petroleum (CIM) Standards of Mineral Resources: Definitions and Guidelines.

At the time of this report the mine has been in continuous operation approximately 29 years.

2.2Units of Measure

The Metric System for weights and units has been used throughout this report. Tons are reported in metric tons (1,000 kilograms).  AII currency is in U.S. dollars (US$) unless otherwise stated.

2.3Terms of Reference and Source of Information

The abbreviations and terms of reference used in this Technical Report are as shown in Table 2-2.

Table 2-2:Abbreviations and Terms of Reference

Abbreviation	Term
Au	Gold
AuEq	Gold equivalent

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Ag	Silver
CIM	Canadian Institute of Mining
cm	Centimeter
CMPB	Compañía Minera Peña de Bernal
CPG	Certified Professional Geologist
CRF	Cemented Rock Fill
E	East
ep	Epidote
Fe	Iron
FA	Fire Assay
FA-AAS	Fire assay-Atomic Absorption Spectometry
g	Gram
G&A	General and Administrative (costs)
g/t	Grams per tonne
Ha	Hectare
HQ	Drill core size (63.5 mm)
ICP	Inductevely Coupled Plasma
INEGI	Instituto Nacional de Estadística y Geografía
IP	Induced Polarization
K-spar	Potassium feldspar
kg	Kilogram
km	Kilometre
l	Litre
LOM	Life of Mine
m	Metre
m.a.s.l.	Metres above sea level
mm	Millimiter
m2	Square metre
m3	Cubic metre
Ma	Million years
MICO	Minas Coremin, SA de CV
N	North
NE	Northeast
NI 43-101	National Instrument 43-101 Standards of Disclosure for Mineral Projects
NQ	Drill core size (47.6 mm)
NSR	Net Smelter Return
NW	Northwest
Ox	Oxide
oz	Troy ounce
oz/t	Ounce per tonne
PENBER Lab	Peña de Bernal Lab
P.Eng	Professional Engineer

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San Martin Mine	S-K 1300 Technical Report Summary

P.Geo	Professional Geologist
ppb	Parts per billion
ppm	Parts per million
QA/QC	Quality Assurance/Quality Control
Qtz	Quartz
QP	Qualified Person
S.A. de C.V.	Sociedad Anónima de Capital Variable
SE	Southeast
SEMARTNAT	Secretaria del Medio Ambiente y Recursos Naturales
Ser	Sericite
SG	Specific gravity
S-K 1300	Subpart 1300 of Regulation S- K of the US Securities and Exchange Commission
SM	San Martin Mine
SRM	Standard reference material
SIM	Starcore International Mines LTD
SW	Southwest
TPD	Tonnes Per Day
Technical Report	San Martin Mine Form S-K 1300 Technical Report
TRS	Technical Report Summary
UTM	Universal Transverse Mercator
W	West
WGM	Watts, Griffis & McQuat, Ltd
WGS	World Geodetic System
yd	Yard
yr	Year

The information, opinions, conclusions, and estimates presented in this report are based on the following:

•	Information and technical data provided by SIM
•	Review and assessment of previous investigations
•	Assumptions, conditions, and qualifications as set forth in the report
•	Review and assessment of data, reports, and conclusions from other consulting organizations and previous reports.

These sources of information are presented throughout this report and in the References section.  The qualified persons are unaware of any material technical data other than that presented by SIM.

2.4Qualified Person and Site Visits

Mr. Enriquez, E., CPG, has over 30 years of professional experience as geologist, both as an employee and a consulting geologist and has contributed to numerous mineral resource projects, including

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silver, gold, and polymetallic resources throughout Mexico for the past fifteen years.  Mr. Enriquez is responsible for the full content of this report.

Mr. Enriquez has a good knowledge of the mine from its beginning in 1993 to date. He has overseen supervising the mine for Luismin-Goldcorp from 1997 to 2003, when he was Manager of Exploration in mines for that company. He has visited the mine in 2018 and 2019 for the preparation of Technical Reports NI-43-101. He has not visited the mine in 2020 due to the COVID-19 pandemic and due to the greeting restrictions imposed at the mine.  As a Qualified Person Mr. Enriquez conducted an on-site inspection of the San Martín property during June 07 to 10, 2022. While on site, Mr. Enriquez reviewed SIM’s current operating procedures and associated drilling, logging, sampling, quality assurance and quality control (QA/QC), grade control, and mine planning (short, medium, and long term) procedures, he also inspected the laboratories at the San Martín facilities as well as the underground operations and plant.

Mr. Enriquez met with the general mine manager and all personnel of the geology department to review the geologic understanding, sampling methods and types, modeling (resources, reserves, and grade control), prior to inspecting the procedures in the mine and office for collecting and handling the data. Once the geology department processes were reviewed, Mr. Enriquez discussed with the mine planning and survey department the process for short, medium, and long-term mine planning. Reconciliation was discussed with both departments and the plant supervisors. The assay laboratory was toured, and the procedures were reviewed with the laboratory superintendent.

3.0PROPERTY DESCRIPTION AND OWNERSHIP

The San Martin mine is an underground gold-silver mining complex that has been in operation since 1993. It produces gold-silver by using the Merrill–Crowe Process technique for removing gold from the solution obtained by the cyanide leaching of gold and silver ores. The mine operates 365 days per year on a 24 hour per day schedule. Mining and ore processing operations are currently in production and the mine is considered a production stage property.

3.1Property Location

The San Martin mine is located 47 kilometres, in a straight line, northeast of the Queretaro City, Queretaro State, on local road No.100 and about 250 kilometres NW of Mexico City, near the towns of Tequisquiapan and Ezequiel Montes (Figure 3-1).

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Figure 3-1:	Location of the San Martin Mine

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3.2Ownership

The San Martin Mine is operated by Compañía Minera Peña de Bernal, S. A. de C. V. (CMPB), a direct, wholly owned subsidiary of SIM.  A 3.0% net smelter returns a royalty (“NSR”) and is payable to Servicio Geológico Mexicano (“SGM”- Mexican Geological Survey) on the claims San Martin Fracc. A, Title 215262, San Martin Fracc. B, Title 215263 and San Martin Fracc. C, Title 215264.

3.3Mineral Titles, Claims Rights and Leases

Compañía Minera Peña de Bernal S.A. de C.V., a wholly owned SIM subsidiary, holds eight mining concessions covering 12,991.7805 hectares at the San Martin Mine in the State of Querétaro (Figure 3-2). Claims are indicated by its Title number.  Right payments are done twice a year, every semester. The San Martin Mine presently consists of two underground mines, San José and San Martin.  The San Martin mine is approximately 800 m NNE of the San José mine.  Minas Luismin, SA de CV commenced mining late in 1993 on the San José deposit with an open pit operation that was later abandoned and mining continued with underground methods over the San José and the San Martin oreshoots.

Mining regulations in Mexico provides that all concessions are to be valid for a period of 50 years. Taxes are based on the surface area of each concession and the time of expedition of the title and are due in January and June of each year.  All tax payments have been paid by SIM to date. Currently, annual claim-maintenance fees are the only federal payments related to mining claims, and these fees have been paid in full to January 31, 2022.  The current annual holding costs for the San Martin mining claims are estimated at US$234,000 Dollars (Table 3-1).

Table 3-1:List of Mining Titles of the San Martin Mine

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Figure 3-2:	San Martin Mine and Surrounding Area Property Map

SIM acquired the San Martin Mine ("San Martin") from Goldcorp Inc. ("Goldcorp") in February 2007.  Goldcorp is a Canadian mining company listed on both Canadian and United States Stock Exchanges.  Goldcorp got the San Martin Project in February 2005 with the take-over of Wheaton River Minerals Ltd., who had acquired San Martin in the take-over in 2002 of the Mexican mining company Minas Luismin S.A. de C.V. ("Luismin").  SIM paid US$24 million in cash and issued 4,729,000 common shares to Luismin at a deemed value of CDN$0.50 per share in consideration for the shares of Bernal.

San Martin is owned and operated by Compañia Minera Peña de Bernal, S.A. de C.V., a wholly owned subsidiary ofSIM.

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3.4Comment on Factors and Risks Affecting Access, Title, and Ability to Perform Work

QP and the San Martin Mine staff believe that all major permits and approvals are in place to support operations at the San Martin mine. Based on the LOM plan, additional permits will become necessary in the future for increased capacities to tailing dam stockpiles and TSFs as discussed in Section 17. Such processes to obtain these permits  and the associated timelines are understood and similar permits have been granted in the  past. The San Martin mine have environmental, land, water, and permitting  departments that monitor and review all aspects of property ownership and permit  requirements so that they are maintained in good standing and any issues are addressed  in a timely manner.

The mine has a unionized workforce and only safety, tailing dams and food service are contractors.  There has not had been work stoppages over the operating history of the mine. As of December 31, 2021, QP and the San Martin mine believe the mine’s access, payments for titles and rights to the mineral claims, and ability to perform work on the property are all in good standing. Further, to the extent known to the QP, there are no significant encumbrances, factors, or risks that may affect the ability to perform work in support of the estimates of mineral reserves and mineral resources.

4.0ACCESSIBILITY, CLIMATE, PHYSIOGRAPHY, LOCAL RESOURCES, AND INFRASTRUCTURE

4.1Accessibility

The roads through which the San Martín mine is accessed are paved and they are in good condition all year long. It can be reached by highway No. 57 between the cities of Querétaro and San Luis Potosí. Access to the San Martin mine can be conducted also from Mexico City through highway 57D, for 160 kilometers, until reaching the City of San Juan del Río, Queretaro. From here, take the HW 120, for 19 km until Tequisquiapan, and continue for 16 km more until Ezequiel Montes. From here take the road to the junction with the # 100 highway, take this to the NE and 1.5 km more to enter the mine facilities.

From the City of Querétaro take Highway 45D for approximately 22 km to the SE and then take Highway No. 100 to the NW for 36 kilometers until reaching the junction with the entrance to the mine in the town of San Martin. This same road leads to the magical town of Peña de Bernal, which is the company's employee camp.

There are constant flights from the City of Querétaro to several destinations in the United States, particularly Chicago, Atlanta, Dallas, Houston and Detroit and other domestic destinations: although these change from season to season.

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4.2Climate

The climate in the San Martin mine area is semi-dry, described by generally low rates of precipitation. During the year, the temperature generally varies from 5 ° C to 30 ° C and rarely drops below 2 °C or rises above 33 °C.

The warm season lasts for two to three months, from April to June, and the average daily maximum temperature is over 28 °C. The hottest month is May.  The cool season lasts around three months, from December to February, and the average daily maximum temperature is less than 24 °C. The coldest days of the year are January, with an average minimum temperature of 5 °C and an average maximum of 23 °C. The normal yearly temperature is 19°C.

The rainy season lasts six months, from June to November, with an average total accumulation of 509 millimeters.  The dry season lasts from December to May.

Mining operations are all year-round with no interruptions due to weather.  San Martin is located within a seismically stable area with small and imperceptible earthquakes that do not endanger the daily operations of the mine and plant.

4.3Physiography

The relief and landforms of Mexico have been greatly influenced by the interaction of tectonic plates. The resulting relief patterns are so complex that it is often claimed that early explorers, when asked to describe what the new-found lands were like, simply crumpled up a piece of parchment by way of response.

Figure (4-1) shows Mexico’s main physiographic regions. The core of Mexico (both centrally located, and where most of the population lives) is the Volcanic Axis (Region 10 on the map), a high plateau rimmed by mountain ranges to the west, south and east. Coastal plains lie between the mountains and the sea. The long Baja California Peninsula parallels the west coast. The low Isthmus of Tehuantepec separates the Chiapas Highlands and the low Yucatán Peninsula from the rest of Mexico.

The San Martin Mine falls in the convergence of the Central Plateau, Sierra Madre Oriental and Volcanic Axis or Trans-Mexican Volcanic Belt.

4.5Local Resources and Infrastructure

The City of Querétaro is the closest major population center to the San Martín Mine Project, with a population of approximately 802,000 inhabitants. Querétaro is an agricultural, commercial, tourist and mining center with all the associated municipal amenities, including an international airport with numerous regional flights to other major Mexican cities and the United States.

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At each of the mine sites, the water required is supplied from the dewatering of the mines. Industrial water for the cyanide plant is recycled, and additional water (60,000 m3/y of fresh water) is obtained from nearby wells.

The plant is a 627 tpd facility capable of treating sulfides containing Au-Ag ores using a Merrill-Crowe processing circuit to produce doré bars.

Electrical power from the Federal Electricity Commission (34 kV) supplies both the plant and mine, and satisfies power demand, which averages about 1.1 megawatts. Two emergency generators, one of 500 kW and other of 200 kW, provide power to the mill in case or outages.

An upgrade to the tailings dam was completed in 2010, when dry stacking of the tailings began, and current capacity is sufficient for many years of production.

Apart from offices, dining room, warehouses, shop, and other facilities, CMPB also provides dormitories and limited housing facilities for employees working on a rotational schedule at the townships of Ezequiel Montes and Bernal. Much of the labor work force lives in the San Martin town and nearby communities. The area has a rich tradition of mining and there is an ample supply of skilled personnel sufficient to man both the underground mining operations and the surface facilities.

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CMPB has negotiated access and the right to use surface lands sufficient for many years of operation. Sufficient area exists at the property for all needed surface infrastructure related to the LOM plan, including processing, maintenance, fuel storage, explosives storage and administrative offices. There exists enough capacity in existing tailing impoundments for tailings disposal.

Figure 4-1:

Physiographic map of Mexico showing the location of the San Martin Mine (After Raisz, 1964)

5.0 HISTORY

Mining in the San Martín district extends back to at least 1770 when the mines were first worked by the Spanish, particularly by Don Pedro Romero de Terreros, Count of Regla.  Spaniards worked in the district for 40 years, however, there is no production records available for that time. During those days, silver and gold production accounted for 80% of all exports from Nueva España (New Spain), although, by the late-eighteenth century silver production collapsed when mercury, necessary to the refining process, was diverted to the silver mines of Potosí in present day Bolivia.

Most of the production came prior to the 1910 Mexican Revolution with San Martin district being an important producer.  The first records show the Ajuchitlán Mining and Milling Company produced an estimated 250,000 tonnes at a grade of 15 g Au/t and 100 g Ag/t during 1900 to 1924.

The first modern stake was in 1982, when the Mexican government declared a 6,300 ha National Reserve over the area surrounding the Peña de Bernal. Luismin entered into an agreement to explore in the claims of CRM in 1986 for a payment of US $ 250,000 dollars and a royalty of 5%, which later was reduced to 3% in 1996.  In1988 geological reconnaissance and exploration program initiated.  Geological works concluded in 1992 and by the end of 1993 the decision was made to start the open-pit mining in the San José area, at a rate of 300 tpd.

The operation of the San José pit only lasted a couple of years, when it was discovered that the deposit was not a "Carlin type", as had been thought, but that it was a tabular structure in form of a vein that continued to deepen and run laterally along its strike. Then it was decided to start the underground mining, on the same San Jose structure and on the oreshoot of San Martin, which ultimately turned out to be the one with the largest number of reserve and resources.

In the year 2000, the exploitation begins in the San Martín body, called "Tronco" due to its verticality. In 2001, at the same time, the exploration of high-grade gold bodies called "Mantos" began. The first of these oreshoots was the Body 28.

The mine is currently mined 627 tpd and the capacity of the mill is 1100 tpd. The mining method is cut and filled with dry backfill. The exploitation in the Body 28 is currently room and pillars filled with a mixture of backfill and 5% cement.

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San Martin has produced over 7.3 million tonnes with average grades of 2.78 g/t Au and 41 g/t Ag, for a total of 688,081 oz of gold equivalent.

Historical production at the San Martín Mine for the years 1993 to April 30, 2022, is roughly estimated in Table 5-1.

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Table 5-1:Summary of production for the San Martín Mine  (from 1993 to April 30, 2022)

Starcore International Mines LTD
Compañía Minera Peña de Bernal, SA de CV
San Martin Mine Project
Historical Production 1993-April 30 2022

Year	Tonnes	Grade		Productiom		
		Au (g/t)	Ag (g/t)	Oz Au	Oz Ag	Oz Au Eq.
1993	28,267	2.53	60	1,387	24,463	1,707
1994	134,118	3.19	35	13,179	81,605	14,298
1995	146,774	3.40	38	16,172	180,459	17,068
1996	187,691	3.40	44	19,553	155,160	21,620
1997	219,827	3.27	43	22,016	174,013	24,570
1998	224,279	3.45	50	23,680	210,680	27,539
1999	242,295	3.46	46	25,852	194,110	29,624
2000	284,490	3.61	54	31,209	245,310	35,571
2001	287,520	3.76	65	32,773	330,217	38,068
2002	268,451	4.26	71	35,634	370,406	41,124
2003	276,481	4.29	82	36,438	464,947	42,692
2004	272,734	4.47	83	36,935	458,681	44,377
2005	282,392	3.92	65	32,814	349,071	38,543
2006	278,914	2.82	52	22,004	235,806	26,529
2007	252,400	3.34	49	25,232	224,714	29,606
2008	266,600	2.50	33	18,733	159,877	21,367
2009	272,856	2.43	33	19,171	167,827	21,696
2010	275,290	2.03	30	15,492	163,489	18,156
2011	296,845	2.14	39	17,694	267,237	23,736
2012	309,796	2.09	25	16,197	160,678	19,213
2013	306,941	2.66	24	22,247	129,861	24,425
2014	311,210	2.35	22	20,062	112,010	21,755
2015	309,565	2.09	20	17,903	104,767	19,319
2016	286,278	1.94	16	14,606	68,463	15,547
2017	259,709	1.69	13	11,563	54,287	12,246
April 30 2018	99,067	1.59	36	4,411	64,459	5,219
April 30, 2019	314,347	1.62	39	13,651	224,544	16,393
April 30, 2020	229,830	1.85	30	11,752	121,825	13,112
April 30, 2021	225,504	1.63	25	10,475	103,424	11,797
April 30, 2022	224,438	1.58	23	10,028	85,360	11,165
TOTALS	**7,374,909**	**2.78**	**41**	**598,863**	**5,687,750**	**688,081**

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6.0 GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT

6.1Regional Geology

The regional and local geology of the San Martín Mine Project is described in detail in several existing internal and previously published technical reports and other internal reports for SIM. The following descriptions of geology and mineralization are excerpted and/or modified from Labarthe, et. al (2006) and Rankin (2008). Mr. Enriquez has reviewed the available geologic data and information, and finds the information presented here is reasonably accurate and suitable for use in this report.

The San Martin area forms Mesozoic shallow-basin sediments (shales and limestones) unconformably overlain by Tertiary volcanics/epiclastic and volcaniclastic sediments. Localized subvolcanic micro-granodiorite also occurs (Figure 6-1)

The primary formations are (from oldest to youngest):  Jurassic: Las Trancas Formation(Jtr). This includes massive well bedded and laminar limestones. Very thin (<10cm) shale intercalations occasionally occur. A dark carbonaceous limestone is known form the deeper SE sections of the San Martin mine.

Cretaceous: El Doctor and Soyatal-Mezcala Formations. These make up a lower pale buff to orange lithic shale, overlain by intercalated shale and limestone. Note that there may be some local problems in discrimination between the Cretaceous and Jurassic limestones in some outcrops and drill core; a zone of shallow-dipping limestones in the mine infrastructure area are shown in the geology map as Cretaceous Soyatal-Mezcala Formation.

Tertiary: Continental sediments, overlain by bimodal epiclastic, rhyolitic ignimbrite & andesite with a distribution around the mine site.  The andesite has been dated at ~30 Ma.  The volcanic breccias, lahar, epiclastic, ignimbrite and andesite are younger and have been dated at ~10–11Ma.  The most conspicuous feature is the Peña de Bernal intrusive, which is a micro-granodiorite of an age of 35 Ma. See also Figure 6-2.

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100° 00
99° 55´
99° 50´
99° 45´
315 000
305 000
295 000
285 000 N
20° 55´
20° 50´
20° 45´
20° 40´
390 000 E
400 000
410 000
420 000
Tm-A
Mesa de Ramírez
Tpl-R
Tpl-A
Ki
Js
Ks
T-Qco
Qal
Tpl-Gd
Tpl-QB
El Chilar
Tolimán
Higuerillas
Panales
San Miguel Tolimán
San Pablo Tolimán
Jabalí
Colón
Mina San Martín
San Martín Florida
Sta Bárbara
San José de la Rosa
Bernal
San Martín
Ajuchitlán
El Gallo
Ezequiel Montes
Cadereyta
Villa Guerrero
Anticlinal Tolimán
LEGEND
Qal Aluvión
T-Qco Formación Tarango
Tpl-QB Basalto
Tpl-R Riolita-Toba Riolítica
Tpl-A Andesita-Dacita
Tpl-Gd Intrusivo Granodiorita Diorita
Tm-A Andesita-Basalto
Ks Formación Soyatal-Mexcala
Ki Formación El Doctor
Js Formación Las Trancas
SYMBOLS
Falla normal
Anticlinal recumbente
Tpl-A
Contacto geológico
Mina
Poblado
Camino pavimentado
Camino de terracería
390 000 E Coordenada UTM
20° 40´ Coordenada Geográfica

Figure 6-1:	Regional geological map of the surrounding San Martin Mine. Taken from Nuñez-Miranda, 2007

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Age +-
Qa
Qcl
Alluvion
10.4 +-0.5
Tcga
Andesitic Conglomerate
(5.6 ma Ar in Obsidian)
Tasm
11.0 +-0.3
San Martin Andesite
Peña de Bernal microgranodiorite 8ma
Tav
Avalanche of brashes and lahar
Tlch
Lienzo Charro avalanche of brashes
Tim
El Matón Ignimbrite
30.4 +-0.8
Taca
Cerro Azul Andesite
Tica
Cerro Azul Rhyolitic Ignimbrite
Epiclastics slime-loamy
Teca
Cerro Azul sandstone
Tc
Continental silts of
Tertiary Inferior
Kss
Soyatal Formation
Kid
El Doctor Formation
Ktr
Las trancas Formation
(Geology Department & Geology Institute U.A.S.L.P.)

Figure 6-2	Generalized stratigraphic column of the San Martin Mine region

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6.2Deposit Geology

The local geology is represented by the Las Trancas Fm, Doctor Fm, Soyatal-Mezcala Fm, map presented in Figure 6-2. The map shows trace of the mineralized structure projected on the surface, to visualize the direction of the structure, even if there are only small outcrops at the pit of the San José I and II bodies, and part of San Martín (Figure 6-3)

6.2.1Las Trancas Formation

Burk (1993) describes this formation in the Arroyo Nacional, located in the area known such as Chicarroma, distant 3 km to the NE of the central part of the San Martín mine. The package consists of well-foliated slates, red to gray-brown shales, interbedded with strata of a few centimeters of calcareous siltstones, fine-grained sandstones and, to a lesser extent, proportion, conglomerates.

6.2.2El Doctor Formation

This formation does not outcrop on the surface of the San Martín mine, and neither is it present in underground works as encasing rock. However, 3 kms to the northeast has been mapped by the geologists of the mining unit, in the areas known as Chicarroma and Capulín, located in the vicinity of the intrusive that makes up La Peña de Bernal.

6.2.3Soyatal–Mezcala Formation

In the underground mine workings of the San Martín mine, this formation is the main host rock throughout the entire mineralized structure. Regarding its  behavior on surface, it is seen in the San José I and II and part of San Martín structure,  Rock consists of micritic and calcarenite limestones thinly bedded, interbedded clayey with some chert lenses and horizons thin shale and marl, with strata between 10 to 20 centimeters of argillaceous limestone and calcareous shale.  The upper part of the strata consists in thinner layers between 5 to 10 cm.  Thickness of this Formation is around 150 meters.

6.2.4Igneous Rocks

Locally in the mine area two types of igneous rocks are recognized, clearly differentiated and after the Soyatal-Mezcala Formation:

1)

A unit of volcanic rocks of andesite/dacite composition that overlies unconformably to the Cretaceous sedimentary rock units and which makes up the entire stratovolcano called Cerro San Martín. The geologists of the San Martín mine have subdivided this unit into the Andesitic/dacitic Breccia (Tdbx) and Andesite/dacite (Ta/d).

2)	An intrusive known as a rhyolitic dike that fits between sedimentary rock units, the volcanic dacite-andesitic and the mineralized structure and that has only been observed in underground works.

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6.2.5Andesite/Dacite

Overlying the Soyatal-Mezcala Formation in erosional unconformity, they appear throughout the region and in the surroundings of the mine a set of volcanic rocks, of andesitic composition, which are part of the stratovolcano that constitutes the San Martín hill. The structure at the base is brecciated with fragments from 10 to 30 centimeters in diameter.  The dike outcrops underground between the andesite/dacite and limestone of the Soyatal-Mezcala Formation (Figure 10). In the underground works of the mine, the intrusive body it is deeply silicified, megascopically it is milky white yellowish and with a general brecciated texture, that is, massive-brecciated quartz clasts and cemented by another stage of quartz that cements the entire rock.

396000
398000
400000
402000
397000
399000
401000
2298000
2296000
2294000
2292000
2290000
Tim
Kss
Tc
Taca
Tica
Teca
Qal
Qcl
Tasm
Tav
Kid
Tpb
Tcga
Tlch
BERNAL
SAN MARTÍN

Figure 6-3	Generalized regional geologic map of the San Martín Mine Project (After Labarthe, et. al, 2004)

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6.3Structural Geology

The structure is extremely important in this deposit since mineralization is controlled by the brecciated structure.  The San Martin deposit is located in the core of a strongly folded west northwest striking basement-cored anticline or southwest-tilted structural block. The strong folded Soyatal-Mezcala Formation and younger rocks have been affected by a series of faults NE-SW, regional of regional influence.  The influence of this structural zone is reflected in the gold grade distribution at depth within the main breccia structure.

6.4Mineralization

Mineralization occurs in Upper Cretaceous black limestone and calcareous shales of the Soyatal-Mezcala Formation as electrum, and silver selenide minerals principally associated with quartz and to a lesser degree with calcite. The deposit is an epithermal, low sulphidation precious metal (Au-Ag) type (metal ratio Ag:Au at 10:1).

Mineralization is generally made up of breccia that commonly is concordant with a limestone/shale contact (in the San Martin and San José areas) which forms the relatively steeply dipping “Tronco” and “Mantos” oreshoots, these breccia-veins contact the younger volcanic flows (dacite and ignimbrite) where they have formed the more horizontal portions of the deposit. The mineralized economic breccia grades from 30 g Ag/t to 250 g Ag/t.

Exploration has been concentrated along the NE trending breccia zone however evidence of a northerly trend in area 30 and 31 leads to suspect possible other structures together with 2.0 g Au/t to 30 g Au/t over widths that vary from 1.5 to 17.0 m but averaging 4.0 m.

The mineralized oreshoots show several stages of brecciation and cementation, with four major stages of hydrothermal breccias and supergene alteration that filled fractures and late cavities. The metallic mineralization is mainly formed by electrum, naumannite, tetrahedrite, pyrite and chalcopyrite as hypogene minerals, and free gold, partzite, chlorargyrite, malachite, hematite, goethite-limonite as supergene minerals. Gangue minerals are mainly quartz, chalcedony, and calcite, with minor amounts of adularia. Quartz and calcite occur in all the four stages cementing the breccia fragments of rock and older vein. Chalcedony, quartz, and calcite associated with the economic mineralization usually show saccharoidal, crustiform, colloform, cockade and comb textures.  Stage one is totally barren of silver and gold.  The main Ag-Au mineralization occurred in the second stage of brecciation, associated to colloform and chalcedony quartz. Stage three is carrying low grade and is abundant.  The late stage of mineralization is characterized by native gold content, chlorargyrite and abundant partzite, because of the supergene alteration. Mineralization occurs as native gold, electrum, naumannite (AgSe) and argentojarosite (AgFe3(SO4)2(OH)6) associated principally with quartz and lesser calcite.  The silver contained in argentojarosite is not recoverable with cyanidation.

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7.0EXPLORATION

San Martin is a mature mining district with a long history of exploration. The data, methods, and historical activities presented in this section document actions that led to the first and continued development of the mine but are not intended to convey any discussion or disclosure of a new, material exploration target as defined by S-K1300. Exploration outside of the current operation is conducted by geologists of the mining unit and incorporated into the geologic model that is still under construction. New drilling was included in the update of the geological resource model to support the mineral reserves and mineral resources. Drilling results added for the model update provide local refinement of the geologic interpretations and grade estimates, but do not materially alter these interpretations and estimates on a district-wide scale.

The mine has been extensively explored from surface using geologic mapping, vein mapping and vein sampling.  Underground exploration consisted of diamond drilling, geologic level mapping, vein level mapping, vein sampling and drift and stope development.  Historical underground development includes 69,102 meters of drift and raise, and 82,664 meters of preparation and accessing ramps.  Channel samples are collected from drifts and stopes to conduct the exploration with drifting and grade control in stopes.

7.1Channel Samples

Channel samples are collected using the following guidelines:

•	During level mapping, geologists paint sample locations on the back or development face to guide samplers.
•	Samples are collected by chiseling out the painted area, ideally cutting 10 cm wide sample.
•	The sample widths range from 0.2 m to 1.5 meters as maximum.
•	The sample’s weight is usually between 1.0 and 2.5 kg. The sample is broken into small pieces of around ¼ inch to 1.0 inch as maximum.
•	Sampling is carried out as perpendicular to the vein strike as possible and the true width is measured by sighting the vein dip and tilting the measuring tape accordingly.
•	Stope and face samples are collected at 2 m intervals across strike. Wall rock and vein material are sampled separately. When dictated by geological features, samples are taken at closer intervals
•	Sampling along cross cuts is conducted continuously.

Sampling is subject to numerous sources of error, particularly to the differential hardness of material being sampled, and the tendency to include disproportionate volume of softer rock.  Diligent of systematic collection of channel samples generates a large data set which in most cases is statistically representative, but never completely free of errors or potential bias.  The collection of channel samples has been observed underground it was noted that the procedure follows accepted engineering practices for channel sampling established by the geology department.  The author concludes channel samples procedures used in the mine result in samples which are reasonably

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representative of the mineralization and meet industry best practices guidelines for this type of sampling.  The resulting data is sufficient to support the estimation of reserve and resources.

7.2Drilling

Historic exploration drilling statistics for the period of 1988-2022 are summarized in Table 7-1.  These results were proportionated by CMPB and summarized here, however; the data has not been independently verified by the author.

The drill hole database for the SM contains 1989 drill holes completed between 1988 and April 2022, representing 233,944 meters of drilling. This includes condemnation, district exploration, geotechnical. Minas Coremin, SA de CV (MICO), a subsidiary of Luismin-Wheaton River drilled the property since 1988 to 2007.  SIM acquired the mine in February 2008 and since then the performance of drilling has improved significantly.

These low-grade to barren holes are not in the immediate mining areas and are not used for resource estimation. Some of the drill holes used for geologic modeling are summarized in Table 7-1.

The goals of drilling by MICO, for the period of 1988-2007, was to trace the breccia structure from the San José open pit to the north-northwest, resulting in the discovery of the San Martin orebody and the San José II structure.  The misconception of the type of deposit resulted in starting the exploitation of the San Martin with an open pit.  The idea, at that time, was to mine out 180,000 tonnes of ore and shut down the mine at the third year.  The San Martin giant breccia was discovered with the pit and then the concept of exploration was reviewed by Luismin.

Most of the drilling was done from underground.  The author has no information about the holes done from surface but represent less than 2% of the total.  Figure 7-1 shows the swarm of historical holes that have been performed in the entire mine.

Table 7-1:Summary of drill hole programs performed by MICO and CMP

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Figure 7-1:	Map showing the swarm of drill holes done at the entire San Martin mine

7.3Collar and Downhole Surveys

Upon completion of a drill hole, collar locations are surveyed using the surveyors for underground and Global Positioning System (GPS) units for surface holes . All coordinates are based on UTM mine grid system. Historically, downhole surveys were not systematically performed. For historical holes lacking surveys, the collar azimuth and dip are used for the entire length of the hole. Survey data are part of the district-wide database and are used in the modeling process to locate drill hole intercepts. Final reports for collar and downhole surveys are included in the drill hole log files. Original survey records are stored in a secure facility. Spatial locations of the drill holes are visually confirmed in the resource modeling software.

7.4Drill Core Sampling

Diamond drill core samples are taken according to the following criteria:

•	Drill core is split using a core saw
•	Samples are taken from the core sections with visible structure (breccia) or mineralization, and 1.5 meters of the surrounding wall rock
•	Will rock within the breccia structure is sampled independently
•	Information is recorded in the drill logs for each sample includes depth, width, core angle and ore/rock type

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7.5Core Logging

Core logging procedures used at the San Martin mine were developed under the ownership of MICO and recently by CMPB. Historical logging was done on paper and includes information regarding rock types, structure, mineralization, and alteration.

Currently, geological logging is done on laptop computers. Since 2008, all information is entered into a drill hole database. Information collected includes rock type, alteration type and intensity, mineralization, core recovery and rock quality designation (RQD). No high-resolution photographs are taken for each or set of boxes.  Completed logs are validated, approved, and then printed out and stored on-site for each drill hole.

7.6Important Drilling Results

A total of 7,360.50 meters were drilled in 2021 until the end of April 2022 which focused on two areas of the mine:  the first focusing on the CENTRAL (San Martin Body and 28 Body) part of the operating mine, and the second searching for the extension of the orebodies of high-grade discovered during the 30 years of the mine’s life.  The San Martin structure was cut after the normal fault that displaces the right-lateral breccia structure(Figure 7-2).  Highlights of the best results are in Table 7-2.

Table 7-2Drill Results of the San Martin Body Extension

Starcore International Mines LTD

Compañía Minera Peña de Bernal, SA de CV

San Martin Mine

Highlights Drilling Results

Hole ID	True Width (m)	Assays	
		Au g/t	Ag g/t
DCSM21-434	1.3	1.61	8
	3.8	1.13	18
DCSM21-436	2.8	1.13	18
	2.55	2.00	8
DCSM22-438	4.75	1.11	8

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Figure 7-2:	San Martin Orebody detected with Diamond Drill Holes

Other results that have proved the continuation of the orebody in Area 28 are outlined in Table 7-3. The mining work is aimed at assessing these resources for this current year.  This new structure was discovered in 2021 with four diamond drill holes and the underground works have started to intercept this extension.  This new vein is related to a vein discovered more than 15 years ago through a hole located 500 meters far away from the structure.  Exploration continues with the development of drilling stations along the projection vein.  Figure 7-3 shows the continuity of the orebody towards the eastern.

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Table 7-3:Highlights of Drill Results at Area 28 Oreshoot

Au_Berna
4
3
2
1
0.5
0.1
Eastern Area
1
2
3
4
5
6
Plunge +24
Azimuth 012
0
100
200
300
33 Area
32 Area
30 & 31 Area
29 Area
28 Area
San Martin Area
San Jose Area
+12000 N
+10000 N
Looking down
0
500
1000
1500
2000
BDD AREA 28
1) DC2820-213; 1.10m @ 0.84 g/t Au – 24 g/t Ag
2) DC2820-214; 2.40m @ 2.14 g/t Au – 57 g/t Ag
3) DC2820-215; 2.95m @ 2.42 g/t Au – 21 g/t Ag
4) DC2820-217; 2.15m @ 8.08 g/t Au – 15 g/t Ag
5) DO-05; 1.22m @ 0.70 g/t Au – 18 g/t Ag
6) DO-08; 0.95m @ 1.79 g/t Au – 33 g/t Ag

Figure 7-3:	Eastern extension of the 28 Orebody detected with diamond drilling

7.7Data Adequacy

The drill core sampling and the channel sampling of stopes and drifts are consistent with the commonly practiced procedures  used throughout the mineral industry.  Along with in-house blanks, standards, and duplicates included in the sample batches, some check assays are conducted on the samples by a certified, independent laboratory as well.  Most double check analyses are conducted by the PENBER Lab.

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Drill core sampling practices are consistent with the industry standards, adequate for use in preparing a mineral resource estimate.

7.8Comment of Exploration

In the opinion of the QP:

•	The exploration programs completed at San Martin (drilling, sampling, logging and drifting) are appropriate for geologic resource modeling.
•	The data spacing and distribution is sufficient to establish a degree of geological and grade continuity appropriate for mineral reserve and resource estimation.
•	The engineering programs and the geotechnical data are proper to support the design of the underground mine workings, according to the established design and criteria for the mine plans.

8.0SAMPLE PREPARATION, ANALYSES, AND SECURITY

Sample preparation, analyses, and security followed by CMPB meet industry common practice standards and are adequate to support the estimation of Reserve and Resources.  The quality control (QC) sampling results throughout the campaigns and laboratories are typical of an operation given the amount of throughput and data handling.

Core assays are complete by PENBER Lab, and some checks are sent to ALS Chemex in Vancouver, Canada, and the channel and mill samples are tested also in the PENBER Lab facility.

No modifications have been done in the last years.  The samples received in the laboratory are dried before entering the preparation process. A primary size reduction is made up to 1/8 inch. The sample is divided into smaller portions using a Jones crusher until a sample of 150 g is obtained, which is considered representative of the initial sample volume.

The sample is reduced in size in a ring sprayer to a size smaller than 150 meshes, then is homogenized, and placed in an envelope previously labeled with the folio number tagged by the Department of Geology, including the date.

From the sample in the envelope, 20 g are taken and homogenized with the mixture of fluxes to be cast and obtain the lead button that has captured the gold and silver values.  This button with values is placed in a cup to remove the lead and obtain a gold and silver button at the end of the process.

The button of gold is weighed, and a chemical attack is made to dissolve the silver, the residue is pure gold that is weighed and, in this way, obtain the gold and silver grades present in the mineral sample.  This analysis of gold and silver in mineral samples has a detection limit of 0.1 g/t Au and 3.0 g/t Ag.

CMPB’s internal QAQC includes adding one duplicate, one reference and one blank to every 20 samples. A sample of sterile (white) material is crushed before starting the size reduction process.

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The degree of reduction is verified by passing the total of the sample through the # 6 mesh; 80% of the sample must pass, otherwise the breaker opening is adjusted. This process is done in the first sample and then every 20 samples. Similarly, every 20 samples in the crusher will pass a sample of sterile material, in addition to cleaning the equipment with compressed air, including the Jones quartz that is used to divide the sample into small portions.

Continuing with the reduction process, after passing the sample through the ring sprayer, it passes through the 150 mesh, through which 80% of the total weight must pass. To avoid contamination, compressed air is used to clean the equipment and every 20 samples a sterile material is sprayed.

The pulverized sample is taken to furnace in batches of 42 samples each. At the beginning of each batch a blank is placed, in the position number 21 a standard of known value is placed and in the position number 42 a duplicate of the sample corresponding to the position number 22 is placed.

The Assay Standard CDN-ME-1304 certified standard is from the CDN Resource Laboratories LTD laboratory, with a grade of 1.80 g/t Au and 34.0 g/t Ag. In the same way, an in-home made and validated standard is used on site, with a grade of 1.93 g/t Au and 40.5 g/t Ag.

When performing the gold and silver test and the relationship between these two elements is less than 4, it is considered to repeat the assay of the sample by adding silver nitrate (inaccurate) to increase the ratio and prevent the encapsulation of the silver.

The third-party laboratory that has been used is ALS Chemex, with the prep lab located in Guadalajara, Jalisco, of ALS Global.

In the past, personnel of Inspectorate laboratories in Vancouver have inspected the mine lab facilities and has provided procedures, flux recipes and feedback on all laboratory equipment.  The mine has been awarded the Mexican Quality Award which is like International Standards ISO 9001 for quality control in the overall mining operations and with the award Certificate of Clean Industry by SEMARNAT.

8.1Sample Preparation and Analysis

8.1.1Underground Channel Samples

Stope and development channel samples are collected by sampling support staff, controlled by the Geology Department, who are instructed to take the sample in the transect lines marked with red paint by the geologist.  Sampling is regularly supervised by the geologist or the leader of the sampling crew that also belong to the geologic staff. Samples are broken in various size pieces (approx. ¼ inch to 1.0 inch), is mixed, and bagged in plastic bags.  The sample is transported to the on-site laboratory for preparation and analysis. Channel samples are prepared and then analyzed by the PENBER Lab for Au and Ag.  Gravimetric fire assay is used to determine Au and Ag grade.  The results are reported in a clear mode and sent by email to all departments involved in the process (Geology, Mine, Mill and Planning).

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8.1.2Diamond Drill Core Samples

Drill core samples are taken at regular intervals, according to the physical aspect of the core.  This includes all types and stages of breccia and host rock, occasionally.  The sample is prepared by splitting the core with a diamond saw.  The process is supervised by the geological staff to ensure the integrity of the core splitting and sampling.  Half of the core is used for the sample, with its identifying ticket, and the other half remains in the core box with its identifying ticket.  The sample is crushed to ½ inch and bagged and tagged with the same ticket as the piece remaining in the core box.  The samples are transported to the PEBER facilities for preparation and analysis.  Au and Ag are analyzed by fire assay and gravimetric finish.

8.2Security, Storage, and Transport

The channel sampling pulps and rejects are obtained from the assay laboratory and are stored in a secured area at the complex of the San Martin mine, in a closed and locked building.

The core is stored at the San Martin mine complex, in a closed building.  Core is stacked in plastic boxes which are resistant to humidity and dust. The pulps and rejects are stored in closed areas and are individually packed in plastic bags to avoid contamination.  The mine facility is guarded by security personnel 24/7.

8.3Quality Control (QA/QC)

Quality assurance (QA) consists of evidence to prove that the assay data has precision and accuracy within generally accepted limits for the sampling and analytical method(s) used to have confidence in the resource estimation.  Quality control (QC) consists of procedures used to ensure that an adequate level of quality is maintained in the process of sampling, preparing, and assaying the drill core samples.  In general, QA/QC programs are designed to prevent or detect contamination and allow analytical precision and accuracy to be quantified.  In addition, a QA/QC program can disclose the overall sampling – assaying variability of the sampling method itself.

A blank and standard is inserted every 20 samples, for channel samples and drill samples too.

CMPB’s uses internal QA/QC that includes adding one duplicate, one reference and one blank to every 20 samples. A sample of sterile (white) material is crushed before starting the size reduction process.

8.3.1Standards

In-house standards, by PENBER Lab, are used to keep track of production grades and the mill. The standards are low for medium grade gold and silver. Each standard is used both for channel samples from the mine, as well as core samples from blastholes and samples from mill heads and tails.

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Sampling and QA/QC protocols have been updated in 2008, using blank material and standards to better reflect the vein grades and the deposit type.  The analysis and verification for blank and standard material is conducted on a routine basis to ensure the results are as expected.

8.3.2Blanks

Blanks are used and inserted on a 1 in 20 basis to confirm that there is no contamination between samples due to the sample preparation errors at the laboratory. Blanks are not certified and were prepared by PENBER Lab, as an internal way to check the operation of the lab. The blanks were prepared at the San Martine mine using unmineralized quartz or rock material. The blanks are blind to the laboratory.

8.3.3Duplicates

Duplicates of pulps are analyzed within the channel and drill core stream in the PENBER Lab.  Review of the duplicates show good reproducibility (Figures 8-1 and 8-2).  No significant errors have been noticed in Standards and duplicates, and do not suggest the invalidation of the results from the PENBER Lab.  Almost 30 years of continuous operation of the San Martin mine and mill, have passed without having a problem that is attributable to the testing laboratory and the methods that have been used for its performance. However, the author has recommended using certified standards and an external laboratory for duplicates, as this will give the mining operation at San Martin even

Au (g/t) Dup
Lineal (Au (g/t) Dup)
Lineal (Au (g/t) Dup)
12.00
10.00
8.00
6.00
4.00
2.00
0.00
AU (G/T) DUP
0.00
2.00
4.00
6.00
8.00
10.00
12.00
AU (G/T) ORIG

greater certainty.

Figure 8-1:	Pulp Duplicate Gold Assay Result PENBER Lab

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Ag (g/t) Dup
Ag (g/t) Dup
Lineal (Ag (g/t) Dup)
AG (G/T) DUP
AG (G/T) ORIG
200
180
160
140
120
100
80
60
40
20
0
-20
0
20
40
60
80
100
120
140
160
180

Figure 8-2:	Pulp Duplicate Silver Assay Result PENBER Lab

8.4Comment on Sample Preparation, Analyses and Security

In the QP’s opinion, sample preparation, analytical methods, security protocols, and QA/QC performance are adequate and supports the use of these analytical data for mineral reserve and resource estimation at the San Martin mine.

9.0DATA VERIFICATION

The mineral resource estimate presented in report Section 11 is based on the following information provided to Mr. Enriquez by SIM with an effective date of April 30, 2022:

✓	Discussions with SIM personnel.
✓	Personal investigation of the San Martin Mine office.
✓	An underground database received as .xls files.
✓	Production channel sample database revised on June 10, 2022.
✓	Modeling blocks for veins San José, San José II, San Martin, Cuerpo 28, Cuerpo 29, Cuerpo 30 and Cuerpo 31, 4-700.
✓	Reserves and Resources in the San Martín Mine, Mexico, as of July 31, 2014 and authored by Gunning, D. R. and Campbell.
✓	Polygonal 2-dimensional long sections for veins San José, San Martin, Cuerpo 28, and Cuerpo 29 with resource and reserve calculations.

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✓	Reserves and Resources in the San Martin Mine, Queretaro State, Mexico, as of April 30, 2018 and authored by Erme Enriquez.
✓	Reserves and Resources in the San Martin Mine, Queretaro State, Mexico, as of September 30, 2019, and authored by Erme Enriquez.

The on-site laboratory (PENBER Lab) has undergone numerous improvements since SIM took over management of the operation in February 2008. Comparison of the on-site laboratory to commercial laboratories is conducted on an ongoing basis. The results of this analysis are presented in the July 1, 2009, NI43-101 report and for both gold and silver the variability of results were acceptable for a producing mine, thus supporting confidence in the results of the on-site lab.  No other verification has been done since then.

Historically (since 1993 to 2003), the San Martin mine has been using a specific gravity of 2.7 to convert volume in cubic metres to metric tons (the tonnage factor). Under suggestion of Mr. Gunning and M. Whiting, the geological staff started to implement, a specific gravity testing procedure on diamond drill core and mine material.

Following an examination of drill core and wall rock conditions in stopes, the “Method of Archimedes” (dry mass in grams divided by water displacement in milliliters method) was chosen as a reasonable and time effective procedure. There is not a significant amount of void space, so the costlier and time-consuming methods of pre-coating drill core are not recommended.

A selection of drill core from the San Martin and Guadalupe veins was tested and a new specific gravity was recommended.  The new SG is 2.55 g/cm3 was used prior to the 2014 Resource and Reserves.  Subsequent testing more recently has shown values between 2.6 and 2.8.  These new data have resulted in the use of 2.6 g/cm3 for estimates in 2014 and later

9.2Comment on Data Verification

As a confirmation of the mineral reserve and resource process, third party consultants have been hired to perform verification studies.  The San Martin mine was last reviewed in September 2019.  The study included database checks and concluded that the data base supporting the geological information of the San Martin deposit reserves and resource estimate is complete and follows mining industry standards.

The QP has been involved in two of the recent audits of the San Martin mine, including reviews of stope, drifts, and drill hole data.  The data has been verified and no limitations have been identified.

In summary, data verification for the San Martin mine has been performed by mine site staff and external consultants contracted by SIM.  Based on reviews of this work, it is the QP’s opinion the San Martin mine, stope, drifts and drill hole database and other supporting geologic data, align with the accepted industry practices and are adequate for the use in this level of study.

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10.0MINERAL PROCESSING AND METALLURGICAL TESTING

Mineral reserves and mineral resources are evaluated to be processed using cyanidation process by dynamic leaching.  The process consisted essentially of leaching in a cyanide solution followed by solid-liquid separation, with the solid residues being washed as efficiently as possible, and the leach liquor being treated by zinc cementation to recover the precious metals. While this process is generally extremely efficient and fairly cheap; it does have limitations in the treatment of low-grade ores and certain complex ore types. For example, ores with a high content of clay or carbon, are usually difficult to filter, and losses of soluble gold or silver in the residues can be unacceptably high.

Because of the historical production for Plant, the liberation characteristics of the material and subsequent response to cynidation are within typical design criteria and known by the operations personnel. There are no geological, lithological,  or  mineralogical  changes  in  the  process  plant  feed  anticipated  for  the  envisaged  future  production  as  compared to previous operations. Historical operational results support the existing process flowsheet with some adjustments such as adding oxygen gas from the beginning of the process, this has increased the recovery of precious metals by up to 2%.

10.1Metallurgical Testing and Recovery

Metallurgical research is aimed at improving the recovery of gold and silver, reducing process time and reducing costs.  In the San Martin ore, a reduction in the process time has been obtained without undermining the metallurgical recovery, currently working with a treatment time of 35 hours, which has helped reduce cyanide consumption, reducing costs.

To achieve this process time, the addition of oxygen in gaseous form was implemented in the grinding area. Currently, a mixture of reagents that increase the recovery of gold and silver values is being investigated, the objective is to reach 93% gold extraction. In the tests conducted, this result has been reached, so the process of validation and repeatability of results will begin with an external laboratory before carrying out tests directly at the Processing Plant. The smelter area is part of the process, which is why an investigation was started to reduce the impurities in the doré bars. The tests carried out have led us to produce bars with a purity of 99.3% industrially so far this year in 2022 and consequently the consumption of fluxes and crucibles was reduced, which led the pant to lower the smelter costs. The San Martin ore, in some of its areas, has a characteristic of refractoriness caused by the presence of carbonaceous material. Tests have been conducted with different processes and reagents, achieving gold extractions of 82%. Research continues to search for alternatives that can improve these results at a low cost.

10.2Data Adequacy

The data provided by SIM conforms to the industry standards and is within the accuracy of this study and verified for use in this study.  Historic production from multiple oreshoots at the San Martin mine demonstrates the capacity of the plant to process the mineralized material.  As a result, the

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processing and associated recovery factors are considered appropriate to support mineral reserve and mineral resource estimation and mine planning.

11.0MINERAL RESOURCE ESTIMATE

11.1Introduction and  Qualified Person

This Report provides a mineral resource estimate and a classification of resources reported in accordance with the CIM Definition Standards for Mineral Resources and Mineral Reserves. Accordingly, the Mineral Resources have been classified as lndicated Mineral Resources or lnferred Mineral Resources. The Mineral Resource estimate for the mine is reported here in accordance with the SEC S-K 1300 regulations. For estimating the Mineral Resources of the San Martin Mine, the following definition as set forth in the S-K 1300 Definition Standards adopted December 26, 2018, was applied.

The Mineral Resource estimate and related geologic modeling were reviewed and approved by Erme Enriquez, C.P.G. Mr. Enriquez is a Qualified Person, independent of SIM for the purposes of this study.

Mr. Enriquez worked for Luismin (former owner of San Martin) for 21 years and visited the San Martin Mine regularly every other month from 1996 to 2002 and is familiarized with the deposit. Mr. Enriquez has visited the San Martin Mine from June 07 to 10, 2012. Mr. Enriquez is an independent Qualified Person as defined by National Instrument 43-101. This Mineral Resource/Reserve estimate is effective as of April 30, 2022, and follows the previous independent Resource/reserve estimate performed as of September 30, 2019, by Erme Enriquez, as of April 30, 2018, by Erme Enriquez, as of July 31, 2013 and 2014 by David R. Gunning, P. Eng. and Joseph W. Campbell, P. Geo. Previous audits of Luismin's operations as of December 31, 2001; December 31, 2002; and, August 31, 2004, were performed by Watts Griffis McOuat.  Prior to 2001, Pincock, Allen & Holt had conducted independent audits in the years 1998, 1999 and 2000.

Total Estimated Inferred and Indicated Resources at the San Martín Mine are 1,481,770 tonnes at a grade of 1.78 g Au/t and 14 g Ag/t.  The calculation of resources had been updated, when only the inferred resources were reported and not the indicated resources, measured resources have not been included due to the lack of enough drilling to support this category. In this Report, the inferred and indicated resources have been included, so the calculation, compared to the year 2019, with a little decrease.

11.2Density

The San Martin staff apply a factor of 2.6 tonnes/m3 to convert volume to tonnage. This is considered reasonable for the type of deposit and is based on long production experience and historic measurements.

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11.3Methodology

The Inferred and Indicated Mineral Resources are estimated by projecting typical structural geometry within the confines of the various geological structures into untested areas.  The thickness of the structure and the gold and silver grades assigned to these resources was previously based on the average of past production stopes within similar structures within each mine area.

In 2010 a change was made to reflect grades from stopes that are proximal to the Inferred blocks. This resulted in a significant decrease in the grade of metals for the Inferred ore at that time but better reflects the reality of the structures.   In some cases, when there are various blocks below or above the block of the projected Inferred Mineral Resources, the average of their grade and thickness is used in the estimate.  However, in other cases, statistics for gold and silver that have been produced through diamond drillholes and through development are applied.  Blocks for Inferred Resources are colored blue.

Indicated Mineral Reserves are defined primarily by diamond drilling.  In these cases, a square is drawn on the vertical longitudinal section with the drillhole centered on the square.  The shape and size of the block depends upon the geological interpretation with the maximum size of the block based on the thickness of the vein as follows:

All blocks for this category are colored green.  Inferred and Indicated Mineral Resources are shown in Table 11-1

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Table 11-1:Inferred and Indicated Mineral Resources at the San Martín Mine

•	Mineral resources have been classified into inferred and indicated in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K).
•	Tonnage is expressed in tonnes; metal content is expressed in ounces. Totals may not add up due to rounding.
•	Reserve and resource cut-off grades are based on a 1.41 g/t gold equivalent.
•	Metallurgical Recoveries were 86% gold and 55% silver.
•	Mining Recoveries of 90% were applied.
•	Minimum mining widths were 2.0 meters.
•	Dilution factors is 20%. Dilution factors are calculated based on internal stope dilution calculations.
•	Gold equivalents are based on a 1:79.5 gold:silver ratio. Au Eq= gAu/t + (gAg/t ÷ 79.5)
•	Price assumptions are $1750 per ounce for gold and $22 per ounce for silver.
•	Mineral resources are estimated exclusive of and in addition to mineral reserves.
•	Resources were estimated by SIM and reviewed by Erme Enriquez CPG.

12.0MINERAL RESERVE ESTIMATE

12.1Introduction

Mineral reserve estimates in this Report are reported following the requirements of Subpart 1300. Accordingly mineral resources in the measured and indicated categories have been converted to proven and probable mineral reserves respectively, by applying applicable modifying factors and are

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planned to be mined out under the LOM plan within the period of our existing rights to mine, or within the time of assured renewal periods of rights to mine.

Total Proven and Probable Mineral Reserves at the San Martin mine as of April 30, 2022, estimated by Geology staff and reviewed by QP, are 1,348,433 tonnes at a grade of 1.74 g Au/t and 13 g Ag/t (Table 12-1).  This total includes Proven reserves of 144,331 tonnes grading 1.79 g/t Au and 14 g/t Ag along with Probable reserves of 1,204,102 tonnes grading 1.73 g/t Au and 13 g/t Ag. The Carbonaceous material has not been included in the Reserves and that is why P&P reserves have decreased.  The carbonaceous reserves have been always present in the deposit and have been mined and sent to the plant using normal treatment, but those always caused a problem with the recovery of gold.  The reserves represent only 5.5% of total reserves and can be left for better times when the right process is found for treatment.  There exists sufficient non- carbonaceous ore to operate for two full years, which should be enough for feeding the plant for several years.

The estimation methods used by Luismin/Goldcorp have been retained to some degree, but there have been substantial changes to determination criteria for Proven and Probable reserves, and changes to dilution rates to account for the mining of Tronco ore zones and remnant ore (both hanging wall and strike and dip extensions) versus the dominance of Manto ore mined in the past.

Relative to the Manto ore the Tronco ore is thinner and stepper dipping which has resulted in higher dilution during mining due to most of the ore being mined by cut and fill methods versus the room and pillar method in the thicker flat lying Mantos. For remnant ore there is a greater dilution associated with minimal widths for mechanical equipment, which at times exceeds the remnant ore widths. There is also additional dilution associated with breaking and mucking ore next to unconsolidated fill from past mining.  Cutting of some high-grade samples has been implemented to try to better predict mined grades. As well grades were lowered in some ore blocks with sufficient production history to establish the lower grades.

Modifications have also been made to the determination of Probable and Proven ore. Most notably Proven ore is only calculated for blocks above mine development, whereas in the past Proven ore was also extended below workings.

The author believes that the Mineral Reserve and Mineral Resource estimates fairly represent the Mineral Reserve/Mineral Resource potential of the property.

The previous NI43-101 compliant estimation as of July 31, 2014, prepared by David R. Gunning, P. Eng., and Joseph W. Campbell, P.Geo, reported a total proven and probable reserves of  486,586 tonnes at a grade of 2.31 g Au/t and 18.5 g Ag/t. This total included Proven reserves of 179,589 tonnes grading 2.33 g/t Au and 17 g/t Ag along with Probable reserves of 306,997 tonnes grading 2.30 g/t Au and 19 g/t Ag. In addition to this reserve is 181,546 tonnes at a grade of 2.98 g/t Au and 32 g/t Ag which is hosted in carbonaceous limestone, of which 88,000 tonnes of this material have been mined in the last five years.

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12.2Methodology

The 2D polygonal method uses a fixed distance of Vertical Longitudinal Projection (VLP) from sample points. The VLP’s are created by projecting the mine workings of a vein onto a vertical 2D long section. Figure 15-1 displays the VLP for the San José II vein. Reserve blocks are constructed on the VLP based on the sample locations in the plane of the projection. SIM geologists review the data for sample trends and delineate areas with similar characteristics along the sample lines. The areas are then grouped based on mining requirements. The average grades and thicknesses of the samples are then tabulated for each block.

Reserve volumes are calculated from the delineated area and the horizontal thickness of the vein, as recorded in the sample database. The volume and density are used to determine the overall resource tonnage for each area, and the grades are reported as a length weighted average of the samples inside each resource block.  No special software is used for the drawing of mineral blocks on the vertical section for each of the veins. Recently Leapfrog is being used for the estimation of reserve and resources, but still inadequate to the type and style of mineralization on this deposit.

The method of calculating proven and probable reserves is the product of many years of production in the mines operated by Luismin and SIM. This calculation system is still valid because it has worked in San Martin for the last 30 years. The calculation method of San Martín is in accordance with the parameters established by CIM.

The following criteria are used by SIM geologists to classify Proven and Probable Mineral Reserves.  The distance for vertical projections for Proven Mineral Reserves and Probable Mineral Reserves is a function of the length of the block, defined as follows:

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12.3Mineral Reserve Statement

Mineral reserves are derived from Inferred resources after applying the economic parameters as stated previously and utilizing the VLP to generate stope designs for the reserve LOM plan.  The stope designs are then used to mine on levels along with the required development for the final mine plans.  The San Martín Mine mineral reserves have been derived and classified according to the following criteria:

Figures 12-1 and 12-2 shows reserve blocks depicted on a portion of a typical longitudinal section. Proven reserve blocks are shown in red, Probable reserve blocks are shown in yellow.  The mine planners have determined that extraction of the blocks is feasible given grade, tonnes, costs, and access requirement.

The San Martín Mine Project mineral reserves have been derived and classified according to the following criteria:

•

Proven mineral reserves are the economically mineable part of the Measured resource for which mining, and processing/metallurgy information and other relevant factors demonstrate that economic extraction is feasible.

•	Probable mineral reserves are those Measured or Indicated mineral resource blocks which are considered economic and for which SIM has a mine plan in place.

The Proven and Probable mineral reserves for the San Martin mine as of April 30, 2022, are summarized in Table 12-1.  The mineral reserves are exclusive of the mineral resources reported in Section 11 of this report.

Table 12-1:Proven and Probable Mineral Reserves, Effective Date April 30, 2022

•	Mineral Reserves estimates have been classified in accordance with probable and proven mineral reserves in accordance with § 229.1302(e)(2) (Item 1302(e)(2) of Regulation S-K.
•	Reserve cut-off grades are based on a 1.41 g/t gold equivalent.
•	Metallurgical Recoveries were 88% gold and 55% silver.

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•	Mining Recoveries of 90% were applied.
•	Minimum mining widths were 2.0 meters.
•	Dilution factors is 20%. Dilution factors are calculated based on internal stope dilution calculations.
•	Gold equivalents are based on a 1:79.5 gold - silver ratio. Au Eq= gAu/t + (gAg/t ÷ 79.5)
•	Price assumptions are $1750 per ounce for gold and $22 per ounce for silver.
•	Mineral resources are estimated exclusive of and in addition to mineral reserves.
•	Resources were estimated by SIM staff and reviewed by Erme Enriquez C.P.G.
•	Reserves are exclusive of the indicated and measured resources.
•	Tonnage is expressed in tonnes; metal content is expressed in ounces. Totals may not add up due to rounding.

Figure 12-1: Typical vertical longitudinal section (VLP) showing the blocks of proven and probable ore in the San José II orebody.

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SAN JOSE
SAN MARTIN
Cuerpo 28
Cuerpo 29
Cuerpo 30
Cuerpo 31
TAJO SAN JOSE
Extractor
ELEV. 2,300 m.
ELEV. 2,200 m.
ELEV. 2,100 m.
ELEV. 2,000 m.
ELEV. 1,900 m.
ELEV. 1,800 m.
ELEV. 1,700 m.
SECCION LONGITUDINAL GENERAL 10,000 E
Escala 1: 2,000

N
10,000 N
11,000 N
12,000 N
10,000 E
Presa de Jales
SAN JOSE I
SAN JOSE II
SAN MARTIN
GUADALUPE
AREA 28
AREA 29
AREA 30
AREA 31
Falla Princesa
Falla Martillo

UNIDAD SAN MARTIN

Realizo:	Revisó:	Aprobó:
		ING. JOSE JESUS PEREZ
DEPTO. DE GEOLOGIA	Escala: 1: 5,000	Fecha: ENERO 29 2018

PLANO DE RESERVAS
SECCION GENERAL 10,000 E

Figure 12- 2: General vertical longitudinal section of the San Martin Mine showing the proven and probable reserve blocks.

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12.4Comment on Mineral Reserve Estimate

The mineral reserve estimate has been prepared using industry accepted practice and conforms to the disclosure requirements of S-K1300. Mineral reserve and mineral resource estimates are evaluated annually, providing the opportunity to reassess the assumed conditions. All the technical and economic issues likely to influence the prospect of economic extraction are expected to be resolved under the stated assumed conditions.

Mineral reserve estimates consider technical, economic, environmental, and regulatory parameters containing inherent risks. Changes in grade and/or metal recovery estimation, realized metal prices, and operating and capital costs have a direct relationship to the cash flow and profitability of the mine. Other aspects such as changes to environmental or regulatory requirements could alter or restrict the operating performance of the mine. Significant differences from the parameters used in this TRS would justify a re-evaluation of the reported mineral reserve and mineral resource estimates in the future.

13.0MINING METHODS

The San Martin mine has a long operational history and mining conditions are well understood by the site and SIM corporate staff. The mining method is a conventional underground cut and fill.

13.1Mining Operations

Since 2008, SIM has been in control of the day-to-day mining operations at the San Martin Mine. SIM assumed control of the mining operations from a local mining contractor in order to allow for more flexibility in operations and to continue optimizing the costs.

The San Martin Mine project has a roster of 50 employees, 153 unionized workers and an additional 94 contractors. The San Jose mine operates on two 10-hour shifts (contractors) 20 by 8.  The San Martin works 3 shifts 8 hours each, six days a week.  The supervisors are in shifts of 20 by 8 for body 28 and 33 and 10 by 4 for San Martin. The mill operates on a 20/8 schedule.

The CMPB miners are skilled and experienced in vein mining and are currently unionized. In the production / development function, the Company’s agreement with the contractor is based on a set price There is an incentive system in place rewarding personnel for good attendance, safety and production. Technical services and overall supervision are provided by SIM staff. The mine employs geology, planning and surveying personnel and has detailed production plans and schedules. All mining activities are being conducted under the direct supervision and guidance of the mine manager.

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13.2Mining Method

Given the conditions of the San Martín Unit deposit, the conventional cut-and-fill mining method is mainly used (Figure 13-1)

It is known that the exploitation of mineral deposits by underground methods is more complex than those of the surface, for this reason it is necessary to pay special attention to each of the existing methods, for a correct planning of the exploitation of an ore body. The selection of the mining method that is intended to be used in a deposit or a mineralized body must be studied carefully, taking into consideration that it is the method that must be adapted to the deposit and not in a counted way, the present work shows in detail the cut and fill mining method, the advantages, and disadvantages of its use, to give a broader view of the method. We can ensure the effectiveness of this method of exploitation since many mines currently use it, it is important to mention that the method offers powerful advantages, over the rest of the exploitation methods, however, its application is not always possible. Currently, with the arrival of mechanization in the mining sector, the method has developed variants that allow it to maximize its potential.

COMPAÑIA MINERA
PEÑA DE BERNAL
ORE VEIN
C4
C3
C2
C1
DRILLING
ORE Development
WASTE ROCK BACKFILL
Access
Ore Pass
Preparation Ramp
Main Ramp

Figure 13-1:	Schematic of the overhead cut-and-fill mining method

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13.3Mining Method Description

In underground exploitation, mining is carried out from the top to the bottom of the different horizons or ore floor. It consists of breaking the ore. After a cut or floor has been completely extracted, it is filled before starting the new cut, this fill is what will help support the roof of the new cut that opens, the mining of the ore continues floor by floor until the end of the block.

Various factors were taken into account to choose the appropriate mining method: the size and morphology of the ore body, the thickness and type of the surface scarp, the location, direction and dip of the deposit, the physical characteristics and resistance of the mineral, the presence or absence of groundwater and its hydraulic conditions related to the drainage of the works, economic factors involved with the operation, including the grade and type of ore, comparative mining costs and desired production rates.

A methodology was developed based on the variables mentioned to evaluate which is the most appropriate exploitation method, generating a value for the fulfillment of a factor or variable and thus generating a more effective choice.

Table 13-1:Table for choosing the mining method

13.4Drilling

The objective of drilling is to establish a methodology that allows us to generate a cavity in the rock mass, with a diameter and a length determined in one linear meter. Consequently, it brings us an advance in either development or production, generating a tomb in ore. or waste or for drilling in a systematic anchoring support.

It is worth mentioning that before the drilling activity, the responsible personnel must verify the work area, correctly apply the work procedure and the work instructions, which tell us that we must check that our area is completely ventilated, free of particles from the blasting. Above, perfectly irrigate the load in a position from the outside to the inside, check simultaneously the tables of the undercut and ceiling, if any open rock, take the solidifying bar and lay it down immediately, that way we already have a safe undercut, and we can carry out drilling activity

Drilling is defined as the action of drilling wells or holes to recover our drilled material. The tools used for drilling are known as, which are formed by a proper mechanism to produce the effects of percussion or rotation, and which are normally provided with an attack bit.

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13.5 Blasting

The objective of blasting is to establish the methodology to provoke the fragmentation of the rock in a linear meter or a ton of ore or waste with the help of charging explosives under pressure with compressed air in the hole cavity.

It is worth mentioning that before starting the blasting activity, we must blow the holes well by injecting compressed air into them, leaving them free of any obstacle that prevents entry, we proceed with the priming of the explosive, which is to make a hole in the tovex charge and introduce the primer. , which we proceed to put it to the bottom of the hole and when the explosive charge has been introduced into the hole, we proceed to load the column of the hole by injecting mexamón dust under pressure with a special charger, before starting a blast and to take into account the already established recommendations such as the firing schedule and taking care of the entrance accesses to said area where the blasting is going to be carried out.

The blasting is achieved thanks to the excellent work of the driller and assistant, either using a leg or jumbo machine. For the efficient drilling of a face, the equipment must be in good condition, there must be services such as sufficient air if a leg machine is used, the electrical current necessary to be able to operate the jumbo and water for both cases. The pressure necessary for a leg machine to be efficient requires an air pressure of between 80 and 90 psi and a water pressure of .5 bar, and it also needs a certain amount of oil for lubrication.

13.6 Mucking

The leftover is the movement with heavy machinery of ore or waste leftovers, product of the detonation of blasting of production or development holes and unloading in cargo stock or accumulator, to transfer hoppers or directly to haul trucks generating a linear advance or production of economic or non-economic tonnage. The straggler is especially important because if the front in action is not prepared, it is not possible to continue drilling and therefore there is no progress. In addition to that if there is an excess of material in accumulators there is no option where to accommodate so much material.

13.7Haulage of Ore

The haulage establishes the methodology to generate movement on heavy machinery (low-profile truck, dump truck, etc.) or even with scoops of ore tailings or waste, product of the detonation of blasting of production or development holes and unloading in inside mine stock, transfer hoppers, or its destination to treatment plants or backyard dumps.

It is of the utmost importance to be able to effectively identify the loads so that the ore reaches the benefit plant and thus ensure the planned contents.

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13.8Geotechnical Review

A geotechnical analysis for the Project has not been conducted or  reviewed  by  the  author.  The mine has historically operated without significant underground support on the shotcreting areas with significant falling rocks. The rock is most competent and self-supporting.  No areas of concern were noted.

13.9Ventilation

The San Martin mine is naturally ventilated.  The access declines are used as an intake airway and the old mineworkings at San Martin and Bodies 28 and 33 use raises and drifts connected to Robbins raises for exhausting air (Figure 13-2).  Booster fans are used in new drifts or areas away from the ventilation raises.

No further evaluation on the ventilation has been done since the mine operates at a temperature good enough for working comfortably.

Figure 13-2:	Ventilation circuit, at the San Martin Mine, by using Robbins raises ventilation intake and for exhausting

13.10Dewatering

Dewatering at the San Martin mine is relatively simple. With several pumping stations, towards the surface, from the deepest part of the San Martin Mine and from the area of Bodies 28 to 32. The water is brought to the surface, and this is used for the processing of the ore in the plant. and for regular use and irrigation in gardens and on paths to avoid raising dust. The drain circuits are shown in the Figure 13-3.

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Figure 13-3:	Pumping systems in the entire San Martin Mine. Water is sent to surface for usage in the plant process

13.11Mining Equipment

Ore and waste transportation is by scooptram and truck haulage. Ore and waste haulage is performed using 14-tonne underground trucks. Single boom jumbo drills and jacklegs are used for development headings and conventional cut and fill stope drilling is by jackleg. A total of 45 jackleg drills are available in inventory.

A list of the major underground equipment on-hand at San Martin is listed in Table 13-2.  According toSIM’s personnel, all that equipment is in good, well-maintained condition and is operating on very smooth clean roads.

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Table 13-2:List of Mining Equipment used at the San Martin Mine

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13.12Comments on the Mine Operations

The site is in operation with experienced management and sufficient personnel. The mine works 365 days per year on a 24 hour per day schedule. Operational, technical, and administrative staff are on-site to support the operation. As of April 30, 2022, mine operations have 254 employees with additional contractors available as needed.

14.0PROCESSING AND RECOVERY METHODS

Mineral reserves and mineral resources are evaluated to be processed using cyanidation process by dynamic leaching. The mill is currently operating at 627 tons per day, it presents a series circuit that includes Crushing, Grinding, Leaching, a System of Countercurrent Washing by Decantation, Filtration, Tailings Deposit and Merril Crowe for the recovery of silver and gold values, in addition to the smelter area.  The plant flowchart is illustrated in Figure 14-1.

Figure 14-1:	Plant flow chart

14.1Process of the Benefit Plant

The Process plant is an agitated cyanide leach plant that produces Au-Ag doré by using Merryll-Crowe circuit. The facilities of the plant are designed to process gold and silver ore at a rate of 627 tpd, with the capacity of 1,100 tpd, in a series circuit that includes crushing, milling, leaching, a system of countercurrent washing by decantation and Merrill Crowe for the recovery of the silver and gold  values.

The flow diagram of the plant consists of the following processes:

•	Crushing and transport
•	Storage and claim

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•	Primary and secondary milling
•	Dynamic leaching with gaseous oxygen injection
•	Counter-current washing circuit by decanting
•	Precipitation of values (Merrill Crowe)
•	Precipitate drying
•	Refinery
•	Filtering of tailings
•	Storage of dry tailings
•	Reagent preparation systems and their distribution

In the crushing area, the ore is reduced to ¼ in., to be fed to the primary ball mills and later to the secondary vertical mill to obtain a 70% product at 74 microns. This is fed to the dynamic leaching circuit where oxygen is injected. The dissolved values are recovered by precipitating them with zinc powder in the Merrill Crowe process and melting to obtain doré bars with a purity of 99.3%.

The tailings are filtered before being deposited in the dam (Figure 14-2). The recovered solution is returned to the process.

The filtered tailings are transported to the deposit to be stored, a tailing banding system is used to be compacted and wind erosion is minimized. Later, when one side of the slope is formed, reforestation with flora of the region is conducted to avoid rain erosion (Figure 14-3).

In mid-2012, a decrease in mill recoveries was detected. The problem was that carbonaceous mineral was being fed in high quantities and the recovery of gold fell to 75.2% and 60.5% in June and July respectively. The metallurgical investigations showed that the ore could be recovered with the following treatment:

a)A low temperature roast of the carbonaceous ore

b)A conversion to Carbon in Leach processing

The organic matter in the carbonaceous mineral affects the leaching process, however, this type of mineral has always existed in the San Martin body and in the body Cuerpo 29 and its exploitation never caused problems in the chemical treatment in the past. This mineral was fed to the mill between 10% and 15% of the total daily processed mineral, between the years 1998 and 2003.

A processing flow sheet dated April 2022 is presented in Figure 14-4.

14.1.1Crushing Area

The first part of the beneficiation process consists of a reduction in the size of the ore coming from the mine. A  hopper with a capacity of 80 tons is installed and a closed circuit of breakers that allows the reduction up to 1/4 ". The first reduction, which is from 12" to 4" is made by a jaw crusher, the second reduction, at 1/4" is done in a cone crusher, then all the ore is screened and sent to the pile stock of the grinding area.

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14.1.2Grinding  Area

In this section there is a primary grinding conducted by a ball mill with dimensions of 9'x9', which aims to reduce the ore allowing the release of gold and silver particles, here begins the dissolution of values by adding sodium cyanide and lime to maintain the basic pH.  Following this stage there is a secondary grinding carried out by a Vertimill VTM-200 mill  which reduces the ore to a size of 74 microns.

14.1.3Chemical Treatment Area

Here is carried out, as a first step, a solid-liquid separation to recover the solution rich in gold and silver values.  The leaching of the values that are still present in the solids is conducted in the leaching tanks  obtaining recoveries of 88% for gold and 54% for silver. It is worth mentioning that this area has had significant changes reducing residence times. This has been achieved by the development of metallurgical tests carried out in the SM complex.  The process is based on the addition of  gaseous oxygen to  the process, allowing a temporary oxidation of the metals of value which leads to a rapid formation of the complex of gold-silver-cyanide.

14.1.4Tailings Filtration Area

After the gold and silver values have been leached, the solids are sent to the tailings filtration area, where solution is recovered and sent back to the process and the solids are discharged with a humidity of 20% to be deposited in the tailings dam.

14.1.5Merrill-Cowe Area

The  value-rich solution from the chemical treatment area is clarified by a filtration system, the solids  present are kept in the filter medium producing a clean solution.  Subsequently, the oxygen present in the solution is removed  by means of a vacuum column. Once you have an oxygen-free solution and a minimum of solids, zinc powder is added to it, generating an oxide-reduction reaction called  cementation of gold and silver. This metallic sludge is retained in filter presses from which they are recovered to be dried and sent to the smelter.

14.1.6Smelting Area

The process of obtaining doré bars is conducted in electric induction furnaces using a graphite smelting pot, to obtain gold and silver bars with a purity of 99.3%. What was achieved by changing the conventional refining method that consisted of oxidation by decomposition of sodium nitrate, which had a drawback, such an aggressive oxidation that damaged the smelting pot, making it impossible to reach purities above 98%.  Now, in the San Martin unit, doré is  refined by creating an atmosphere rich in oxygen gas, which causes the elimination of impurities to be more selective, reducing damage to the smelting pot by 80%.

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14.2Comment on Mineral Processing and Metallurgical Testing and Recoveries

In the opinion of the QP, the metallurgical process is proper to establish reasonable processing methods for the different mineralization styles encountered in the deposit. Geometallurgical samples are carefully selected to represent future ores and recovery factors have been confirmed from production data collected from ore processed in underground.

14.3Data Adequacy

The data provided by SIM conforms to the industry standards and is within the accuracy of this study and verified for use in this study.  Historic production from multiple oreshoots at the San Martin mine proves the capacity of the plant to process the mineralized material.  As a result, the processing and associated recovery factors are considered appropriate to support mineral reserve and mineral resource estimation and mine planning.

Figure 14-2:	Dried tailings being collected and hauled to the tailings dam

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Figure 14-3:	Reforestation of the northern part of the tailings dam

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GRUA VIAJERA
QUEBRADORA DE CONO 4 1/4
CRIBA VIBRATORIA
QUEBRADORA DE CONO 5 1/2
QUEBRADORA DE QUIJADAS
STOCK PILE
TOLVA DE CAL
CICLON 1
CICLON D15
Deposito Aire Aire Comprimido
MOLINO 9'x9'
MOLINO 7'x8'
MOLIENDA
MOLINO VERTIMILL
COMPRESOR
SOLUCION SEMIRRICA 1
SOLUCION SEMIRRICA 2
SOLUCION ESTERIL 3
AGUA INDUSTRIAL 4
BOMBA AGUA DE LABOREO (MINA)
ALMACEN DE REACTIVOS
ESPESADOR PRIMARIO
AGIT. 1
AGIT. 2
AGIT. 3
AGIT. 4
AGIT. 5
AGIT. 6
AGIT. 7
PLANTA GENERADORA, PARA EMERGENCIAS
TANQUE DE ACONDICIONAMIENTO CONCENTRADO
FILTROS BUTTERS
CLARIFICACION Y PRECIPITACION
SOLUCION RICA
DESOXIGENADOR
ALIMENTADOR DE ZINC
PRENSAS
PRECIPITADO
ALMACEN DE CIANURO DE SODIO Y PREPARACION.
ESPESADOR INTERMEDIO
BOMBAS
SECADOR
FUNDICION
Sistema hidraulico basculante
BARRAS
ESPESADOR LAVADOR 1
ESPESADOR LAVADOR 2
ESPESADOR LAVADOR 3
FILTROS DE TAMBOR
Filtro 1
Filtro 2
Filtro 3
Filtro 4
BOMBA DE RETORNO DE SOLUCION
CANALON
JALES SECOS
JALES HÚMEDOS
PRESA DE JALES
EXPLICACION

No	DESCRIPCIÓN DE EQUIPO — EQUIPO	HP
1	Tanque de solución semirrica No. 1 capacidad 600 m3	
2	Tanque de solución semirrica No. 2 capacidad 600 m3	
3	Tanque de solución esteril capacidad 600 m3	
4	Tanque de agua industrial capacidad 600 m3	
5	Patio de mineral y tolva de gruesos de 80 tons	
6	Alimentador de oruga	7.5
7	Quebradora de quijadas 15x24 ROGER	75
8	Banda No. 1 de 24" de ancho y 41.92 m. de long.	10
9	Electro-iman para banda transportadora	
10	Criba vibratoria 6x12 doble cama.	25
11	Banda No. 2 de 24" ancho y 38.57 m. de long.	10
12	Sistema de lubricación quebradora de cono	3
13	Quebradora de cono SYMONS 41/4' cabeza corta	250
14	Quebradora de cono SYMONS 51/2' cabeza corta	200
15	Banda No. 3 de 24" ancho y 14.4 m. long.	7.5
16	Banda No. 4 de 24" ancho y 13 m. long.	7.5
17	Banda no. 5 de 24" ancho y 13 m. long.	7.5
18	Banda No. 6 de 24" ancho y 13m. long.	7.5
19	Banda No. 7 de 24" ancho y 58.2 m. long.	7.5
20	Grua viajera Trituración	5
21	Supresor de polvos	
22	Stock Pile	
23	Banda No. 5 de 20" ancho y 33 m. long.	7.5
24	Pesómetro MERRICK ELECTRONICO de 0 a 500 t.m.p.d.	
25	Banda de cal de 20" de ancho y 22 m. de long.	2.4
26	Tolva de cal capacidad 29 ton.	
27	Muestreador automático MS 24" CARRERA	0.5
28	Molino de bolas 9'x9' c/arranque y clutch neumático	450
29	Bombas SRL 8"x6" (2)	20
30	Ciclones D-20 (2)	
31	Molino de bolas 7'x8' c/arranque	300
32	Deposito de Aire a Alta Presión	
33	Ciclones PIPSA D-15 (2)	
34	Pesómetro MERRICK ELECTRÓNICO de 0 a 500 t.m.p.d.	
35	Banda No. 6 de 24" ancho	7.5
36	Muestreador automático MS 24" carrera	0.5
37	Bombas SRL 5"x4" (2)	7.5
38	Linea de retorno arenas 7 x 8	
39	Tanque Igualador (separador)	
40	Bombas SRL 5"x4"(2) Recirculación Vertimill	20
41	Molino Vertical VERTIMILL-200	200
42	Bombas METSO 8 x 6 (2) Ciclones D-15	15
43	Ciclones KREPPS D-26 (2)	
44	Grúa viajera molienda capacidad 2.5 tons.	45
45	Bomba GALIGHER de 3"	10
46	Compresor sistema de aire del molino	10
47	Almacén de reactivos	
48	Espesador primario 55'x10'	2
49	Bombas Duplex de diafragma de 6" (5)	7.5
50	Agitador AIR LIFT 30'x30' (6)	7.5
51	Espesador Intermedio 55'x10'	2
52	Espesadores Lavadores 55'x10' (3)	2
53	Bombas KSB 6" X 4" de 3600 r.p.m. (1)	100
54	Bombas INGERSOL RAND 8"x6"x14" de 1800 r.p.m. (2)	60
55	Bomba auxiliar espesador primario SRL 5"x4"	20
56	Bomba auxiliar espesador intermedio SRL 5"x4"	20
57	Bomba auxiliar espesadores lavadores SRL 5"x4"	20
58	Bomba del canalón SRL 5"x4" (2)	20
59	Compresores ATLAS COPCO ZE 110 (1)	150
60	Planta de emergencia	400 Kva
61	Bombas SRL 5"x4" pulpa a presa de jales (1)	20
62	Bombas SRL Denver 3" x 3" (solo estando fuera filtros vacio)	40
63	Bombas de retorno de solución INGERSOL RAND 5"x4"x8" de 1800 r.p.m. (2)	50
64	Ciclones D-6 KREBS de jales Prox. se sacaran de operación	
65	Bomba clarificadora GOULDS 4"x3"x 8"	40
66	Bomba clarificadora INGERSOL RAND 3"x4"x8" 3500	40
67	Filtros prensa SHRIVER 42"42"	
68	Totalizador magnético (Fluiómetro 4").	
69	Bomba de precipitación GOULDS 3"x4" de 10 m. (2)	40
70	Columna de vacio 3 1/2"	
71	Bomba de vacio AGM 4022 (2)	40
72	Horno de fundición Inducción.	300 kw
73	Horno secador	
74	Sistema Basculante Hornos Inducción	10
75	Almacén de Briquetas de Cianuro de Sodio	
76	Fluiómetro magnético (Fluiómetro 8"), agua ind. a planta	
77	Tanque Acondicionamiento Concentrado.	50
78	Bombas SRL 3" x 3"	15
79	Fluiómetro agua industrial	
80	Agitador 50'x30' Con Propela 1000	75
81	Filtros de tambor 12' x 14' marca EIMCO	5
82	Bomba VGA 5" x 4" (2)	30
83	Banda Transportadora # 1 Jales filtrados.	7
84	Banda Transportadora # 2 Jales filtrados.	7

(SIN ESCALA)

PLANTA DE BENEFICIO

Compañía Minera Peña de Bernal S.A. de C.V.
UNIDAD SAN MARTIN

Reviso: RAFAEL MURO SANDOVAL
Autorizo: RAFAEL MURO SANDOVAL
Digitalizó: J. CARMEN MERINO ET AL.
Fecha: JULIO 2017

DIAGRAMA DE FLUJO
850 T.M.P.D. "Capacidad Máxima"

Figure 14-2:	Flowsheet of the mill process at San Martin Mine

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15.0INFRASTRUCTURE

The site infrastructure at the San Martin mine has been established over the history of the project and supports the current operations. The current major mine infrastructure includes waste rock storage, tailings dam, temporary stockpiles, power and electrical systems, water usage systems, various on-site warehouses and maintenance shops including small-scale mine truck shops, and offices required for administration, engineering, maintenance, and other related mine and processing operations. The communication system at site includes internet and telephone access connected by hard-wire, and mobile networks. Access to the property is discussed further in Section 4 of this TRS. The site infrastructure is shown in Figure 15.1.

15.1Waste Rock

The mining method used for mining is cut and fill.  Waste rock from development is used to fill open stopes.  No waste rock is hauled out to surface.

15.2Tailings

Tailings are dried and deposited in the southern edge of the tailing dam.  Trucks are filled by using a paver, then hauled to be deposited in the tailings dam.  Tailings are spread by using a backhoe and then a road compactor is used to compact the material evenly.

15.3Power and Electrical

The San Martin mine’s electrical power is sourced under long-term contracts with, Comision Federal de Electricidad (CFE), a government enterprise. The mine and mill are connected to the electric grid. Electrical power is supplied by the CFE is in a power line of 34.5 kVa.  A secondary electricity generating system with about 500kW capacity to supply power to the mill during a power failure and during the peak supply times when prices are higher, is available.

15.4Water Usage

The water for industrial use is taken from the underground mine, this is used in the chemical treatment in the plant and for irrigation of the roads to avoid dust and other contaminants. There is also a water well that is for domestic use in the offices and kitchen of the complex and the showers of the workers. Additionally, in the rainy season, the water is stored in a dam with sufficient capacity for several months of operation. All water is used responsibly and there is no waste of the vital liquid.

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Figure 15-1:	San Martin Infrastructure Map

Ejido el Lindero
CUERPO 33
Ejido San Martin
Area Parcelada
MINE SERVICES
NURSERY
CALAVERAS PIT
POWER LINE
SHOPS
OFFICES & DINNING
Jesus Peregrino Montes
TAILINGS DAM
PLANT
2,292,500 N
Ejido San Martin
Ruben Ve
STOCK
SAN JOSÉ
OPEN PIT
Bocamina San José II
TAJO SAN JOSÉ
397,500 E
ACCESS
ROAD
Bocamina San José I
San Martin
Township
COMPAÑIA MINERA
PEÑA DE BERNAL

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15.5Logistics, Supplies and Administration

The operation has common management and services, as well as a logistics network that includes warehouses, vehicles, and personnel required to distribute and store supplies used by the operation and its workforce. Vehicle service is provided to the mine and workplaces. Warehouses are maintained at various locations throughout the site.

Supporting infrastructure in San Martin has been built, improved, and expanded over the life of the project including administration offices, training, recreational, and first aid service facilities.  All workers are enrolled in Social Security (IMSS), to receive medical services for any illness, which is paid by the company. Employees have insurance for major medical expenses that allows them to select doctors and hospitals to treat any health condition.

16.0MARKET STUDIES

The processing of gold and silver ores in the San Martin mines is using cyanidation with the Merrill-Crowe process to obtain doré bars 99.3% purity.  No other by product is obtained.

For purposes of this study, it is assumed that San Martin is successful in securing buyers for doré bars.  The metal prices used for this study are the average of the long-term consensus pricing forecast from different global banks.  The prices used are US$1750/troy ounce Au and US$22.00/troy ounce Ag.

16.1Commodity Prices Forecast and Contracts

The price of base and precious metals is quoted based on the main international markets. Among them the most important are the metal markets of London, New York, Tokyo and Hong Kong, among others. They fluctuate depending on the supply and demand for them on an almost continuous basis. The historical prices of gold and silver for the last few years are as follows:

Long term for reserve estimation prices for reserve estimations are:

•	US$1750 per ounce of gold
•	US$22.00 per ounce of silver

The contract for the marketing of the product is ITALPREZIOSI, in Arezzo, Italy.  Italpreziosi is one of the main operators in the production, refining and trading of precious metals, and the production and trading of investment gold. A contract has been signed since June 2013 and in force to date. Doré bars are paid at the gold and silver price established by London Fix at the time of the transaction.

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All part of the logistics for the delivery of the product is contracted with the company IBI International Logistics Inc.

All contracts currently necessary for supplies and services to maintain the San Martin mine’s facilities and production are in place and are renewed or replaced within timeframes and conditions of common industry practices.

SIM and the QP believe that the marketing and metal price assumptions for metal products are suitable to support the financial analysis of the mineral reserve evaluation. Further information regarding the sale and marketing of the mine’s metal products are discussed in SIM’s Annual Report on Form 10-K for the year ended April 30, 2022.

17.0ENVIRONMENTAL STUDIES, PERMITTING, AND SOCIAL IMPACT

17.1General

The San Martin mine operates under the policy of zero industrial discharges into the environment. Surface water in the tailings disposal facilities are practically zero due to the tailings being filtered before sending to the dam.

Running water in the intermittent streams within the property is tested for mineral elements and contaminants.  Some water pumped from the underground workings is discharged in the water storage reservoir at the surface and used later for mineral processing.  The following aspects are treated with special care by the company as they represent potential risks to the operation. To reduce the possibility of an incident regarding any of these issues, San Martin has established strict procedures of operation and monitoring in accordance with accepted standards.

•	The tailing dams require strict environmental and operation control because the proximity to the San Martín community represents a risk.
•	Testing for water pollutants into creeks near the tailings dam.
•	Testing of discharge sewage pollutants.
•	Testing of the combustion gases from the laboratory's chimneys and foundry, and lead exposure for lab workers.

The vegetation in the vicinity of the mine is diverse and abundant but has deteriorated in areas with abundant traffic.  The arid ecosystem provides for predominantly shrub vegetation cover which contributes to soil stability.  An indication of the stability maintained in this environment is the abundance of cacti species.  Of the 37 species of flora recorded for the mine area, not one has been reported within a risk category.

Mammal species identified in the mine area include coyote (Canis latran), bush mouse (Peromiyscus boylii), skunk (Spilogale putarius); and one species considered endangered, armadillo (Dasypodiae).  Of bird species identified in the mine area, three are under special protection (red-tailed hawk, peregrine falcon, Tousend’s solitaire).  Falcon mexicanus is considered endangered.

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The reptile fauna is formed by rock rattlesnake, lizard (Psammodro hispanicus), black racer and coral snake (Lampropeltris Triangulum)

A variety of studies have been completed to characterize the natural environment of the SM area.  The most recent Environmental Impact Statements are listed in Table 17-1.

Table 17-1:San Martin Mine Recent Environmental Studies

17.2Permitting

Currently, SIM has maintained all the necessary permits for exploration and exploitation at the San Martín mine site (Table 20-1). A Manifestacion de Impacto Ambiental (MIA) was submitted to Secretaría de Medio Ambiente y Recursos Naturales (SEMARNAT) in April 2004.  The license covers all related to the underground expansion of the mine.  In March 2011 approval of a MIA by SEMARNAT allowed an expansion for tailings facilities that were not previously required. An amendment for stabilization and expansion was approved by SEMARNAT in early August 2016.  Tailings have been tested periodically; last test was on June 14, 2018.  The results were presented by Intertek+ABC Analytic, finding all within normal parameters.

A mining concession in Mexico does not confer any ownership of surface rights. However, use of surface rights for exploration and production can be obtained under the terms of various acts and regulations if the concession is on government land. The San Martin concessions are located on Ejido (community or co-op) and private property land, and all the agreements with the surface owners have been signed which allows SIM access and authorization to complete exploration and mine operations activities.

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17.3Permitting Requirements and Status

QP and the San Martin mine staff believe that all major permits and approvals are in place to support operations at the SM, however additional permits or renewals will likely be necessary in the future. Where permits have specific terms, renewal applications are made to the relevant regulatory authority as required, prior to the end of the permit term.

Any major mining project in Mexico requires preparation of a Manifestation of Environmental Impact Study (MIA for its acronym in Spanish), including the construction, operation, and closure stages, completed by a third-party consultant, which is submitted to the regulatory agency.

After the MIA is approved, a comprehensive closure plan including closure cost estimates and financial guarantee schedule is submitted for approval to meet the applicable Mexican laws and regulations. The status of permits is listed in Table 17-2.

Based on the LOM plan, additional permits will be necessary in the future for continued operation of the San Martin mine, including a modification of the MIA and obtaining approval for modified leach pad configurations, increased tailings storage capacity and corresponding water supply. The Cerro Verde mine will need to submit the Second Modification of the MIA prior to reaching current tailings storage capacity, which is sufficient until 2027 at planned rates in the LOM plan. Closure strategies will be developed for these proposed facilities as part of the permitting process.

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Table 17-2:List of the Status of Permits

17.4Surface Water Management Plan

Most of the water comes from underground and is used for the preparation of the cyanide solution in the benefit process and for the different mining activities such as drilling, irrigation of roads to avoid raising dust and washing of works to maintain them. Pollution free; and from a deep well whose flows are deposited in tank No. 4 of industrial water with a capacity of 600 m3.

The working water is conducted through pipes and pumps that are inside the mine to a surface pool where it is stored and later sent by gravity to the process tank; while the water extracted from the supply well is poured directly into said tank.

Apart from the sedimentation process that occurs naturally, due to the residence time of the working water in the pumping station and in the industrial water tank, the water does not undergo any treatment to condition it for the process.

In smaller amounts, it is used in toilets, showers and irrigation of green areas.

Three more tanks receive the water with cyanide solution that is recovered from the Processing Plant and the tailings tank, which is recirculated to the process.

There are two septic tanks to which there is no authorized discharge since it is not discharged to any National good, it is only conducted to recover it and send it as mentioned above, all the water is recirculated to the ore benefit process.

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Payment of water rights is made quarterly with the well registration of title No. 09QRO106111/26IMDL18 for industrial use with meter No. 14040219 brand Azteca and for use of Services with Meter No. 16040040 brand Azteca.  In rainy seasons, water is collected to be used in the process and thus use less water from tillage.

17.5Social Community Impact

SIM considers nearby communities as important stakeholders and, as such, the company pays special attention to their problems and requests for support.  A good neighbor and open-door policy characterize the relations with the communities inside and around the area of operations.  A company representative interacts with the local authorities frequently.

According to the population and housing census of 2010, the inhabitants in the surrounding communities include 52,401 people living in the 5 locations. Women are 51.3% of the population. Table 20-2 presents population by gender in the communities, and shows the relationship of San Martín with them, whether directly or indirectly.

The relationship with a community is indirect whenever it has a direct relationship with another mining company. Regardless of the indirect relationship with these communities, San Martín considers that it has a shared commitment with them.

San Martín has a policy of social responsibility based on community development. The tactic used to achieve this strategic principle is focused on:

•

Education and Employability: Promoting learning opportunities ranging from basic education to technical skills and supporting the creation and development of small business that provide an economic alternative to mining related jobs.

•	Infrastructure: Supporting construction, improvement, or rehabilitation of community facilities, such as the Church, the playgrounds, or the roads.
•	Health: In partnership with government institutions, SIM promote several health campaigns in the communities such as dental, vaccines, nutrition, pet control, and others.
•	Sports: Also, in partnership with government institutions and NGOs, SIM supports summer camps for children and in the last two years has sponsored one of the main races that happen in Guanajuato.
•

Environment: SIM runs different environmental campaigns in the communities, such as the recycling of electronics, the reuse of tires to rehabilitate recreational sites, reforestation initiatives, cleaning up campaigns, and others.

•

Traditions and Culture: SIM supports throughout the year the different celebrations that happen in the community, such as the day of the miner, mother´s day, day of the death, children´s day, Christmas celebrations, and others. SIM responds to ongoing requests from the community.

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To fulfill social responsibility actions, San Martín has an internal procedure intended to channel the demands of the local communities, to assess their needs, to prioritize them, and to evaluate donations to be made to improve quality of life.

17.6Comment on Environmental Compliance, Permitting, and Local Engagement

In the QP’s opinion, the San Martin mine has adequate plans and programs in place, is in good standing with Mexican environmental regulatory authorities, and no current conditions represent a material risk to continued operations. The SM mine staff have a high level of understanding of the requirements of environmental compliance, permitting, and local stakeholders to facilitate the development of the mineral reserve and mineral resource estimates. The periodic inspections by governmental agencies, SIM staff, third-party reviews, and regular reporting and studies confirm this understanding.

18.0CAPITAL AND OPERATING COSTS

The capital and operating costs are estimated by the property’s operations, engineering, management, and accounting personnel in consultation with SIM corporate staff, as appropriate. The cost estimates apply to the planned production, mine schedule, and equipment requirements for the LOM plan.

18.1Capital Costs

Capital costs are based on CMPB internal forecasts and costs, which QP has reviewed and found to be consistent with a mine of this size. Capital costs are summarized in Table 18-1.

Table 18-1San Martin Capital Costs

Item	US Dollars
Exploration Projects	$ 787,180
Construction in process	$ 9,023
Machinery & Equipment	$ 114,341
Leasing	$ 507,360
Maintenance	$ 136,667
Vehicles/Consultors/Computer Eq,	$ 170,562
Total Capital	**$ 1,725,133**

18.1Operating Costs

The components of the operating cost are based on the annual mine schedule, equipment sizing and productivity, labor estimates, and unit costs for supply items. Inputs to the operating cost are based

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on vendor quotes, private and commercially available cost models, and actual and factored unit costs of the mine.  Operating costs are summarized in Table 18-2.

Table 18-2:Mine Operating Cost Summary

Annual Cost USD x 1000	
Mine operation	$	4,877
Plant operation	$	3,628
Maintenance	$	2,198
G& A	$	3,125
Total Operating Cost	**$**	**13,829**

19.0ECONOMIC ANALYSIS

The LOM plan includes comprehensive operational drivers (mine and corresponding processing plans, metal production schedules and corresponding equipment plans) and financial estimates (revenues, capital costs, operating costs, downstream processing, freight, taxes and royalties, etc.) to produce the reserves over the life of the property. The LOM plan is an operational and financial model that also forecasts annual cash flows of the production schedule of the reserves for the life of the property under the assumed pricing and cost assumptions. The LOM plan is used for economic analyses, sensitivity testing, and mine development evaluations.

The financial forecast incorporates revenues and operating costs for all produced metals, processing streams, and overall site management for the life of the property. The economic analysis summary in Table 19-1 includes the material drivers of the economic value for the property and includes the net present value (NPV) of the unleveraged after- tax free cash flows as the key metric for the economic value of the property’s reserve plan under these pricing and cost assumptions. This analysis does not include economic measures such as internal rate of return or payback period for capital since these measures are not applicable (and are not calculable) for an on-going operation that does not have a significant upfront capital investment to be recovered.

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Table 19-1:Economic Model Input Parameters

The key drivers of the economic value of the property include the gold and silver market price, gold and silver grades and recoveries, and costs. Depending on the changes in these key drivers, SIM can adjust operating plans (in the near-term as well as the mid-term, as appropriate) to minimize negative impacts to the overall economic value of the property.

Table 19.2 summarizes the LOM plan including the annual metal production volumes, mine plan schedule, capital and operating cost estimates, unit net cash costs, and unleveraged after-tax free cash flows over the life of the property. Free cash flow is the operating cash flow less the capital costs and is a key metric to demonstrate the cash that the property is projected to generate from its operations after capital investments for the reserve production plan at assumed pricing and cost assumptions. The property’s ability to create value from the reserves is determined by its ability to generate positive free cash flow. The summary proves the favorable free cash flow generated from the property’s LOM plan under the assumptions. This economic analysis supports the economic viability of the mineral reserves statement.

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Table 19-2:LOM Plan Summary

20.0ADJACENT PROPERTIES

Exploraciones Mineras La Parreña, S.A. de C.V. (Peñoles) has a claim of 822 hectares, located on the Central-West part of the SIM’s concessions. This claim has been cancelled but hasn’t been released by the Mexican Mining Bureau. The name of the claim is Colón and is registered with the Title No. 237380 and the status of this claim is cancelled. Peñoles also holds The Palmita claim, Title 237379, with an area of 99.97 hectares.

Another property is the San Judas Tadeo claim, Title No. 220535, covering 700 hectares.  This property is private and has three owners, the main owner is Ciro Feregrino.  This property is located to the northeast of the SIM’s claims.

21.0OTHER RELEVANT DATA AND INFORMATION

This report summarizes all data and information material to the San Martín Mine Project as of April 30, 2022. QP knows of no other relevant technical or other data or information that might materially impact the interpretations and conclusions presented herein, nor of any additional information necessary to make the report more understandable or not misleading.

22.0INTERPRETATION AND CONCLUSIONS

Estimates of mineral reserves and mineral resources are prepared by and are the responsibility of SIM employees. All relevant geologic, engineering, economic, metallurgical, and other data is prepared according to SIM developed procedures and guidelines based on accepted industry practices. SIM maintains a process of verifying and documenting the mineral reserve and mineral

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resource estimates, information for which are located at the mine site and SIM corporate offices. SIM conducts ongoing studies of its ore bodies to optimize economic value and to manage risk.

SIM and the QP believe that the geologic interpretation and modeling of exploration data, economic analysis, mine design and sequencing, process scheduling, and operating and capital cost estimation have been developed using accepted industry practices and that the stated mineral reserves and mineral resources comply with SEC regulations. Periodic reviews by third-party consultants confirm these conclusions.

The SM mine is a mid-scale producing mining property that has been operated by SIM and its predecessors for many years. Mineral reserve and mineral resource estimates consider technical, economic, environmental, and regulatory parameters containing inherent risks. Changes in grade and/or metal recovery estimation, realized metal prices, and operating and capital costs have a direct relationship to the cash flow and profitability of the mine. Other aspects such as changes to environmental or regulatory requirements could alter or restrict the operating performance of the mine. Significant differences from the parameters used in this TRS would justify a re-evaluation of the reported mineral reserve and mineral resource estimates. Mine site administration and

SIM dedicate significant resources to managing these risks.

22.1 Geology and Resources

Channel samples and drill holes have been collected and analyzed using industry standard methods and practices and are sufficient to support the characterization of grade and thickness and further support the estimation of Measured, Indicated, Inferred Resources and Proven and Probable Reserves.

23.0RECOMMENDATIONS

Recommendations for further work:

•	Continue to collect specific gravity measurements and refine current estimation of specific gravity to have a more reliable measure.
•	Implement procedure of duplicate channel samples in stopes and drifts, to ensure the grade and thickness and to serve as duplicates of channel samples.
•

Implement procedure  for standard and duplicate samples, in channel samples and drill core as well. The certified standards will give greater certainty to the QA/QC procedure for the evaluation and greater reliability in reserves and resources.

•	Perform detailed model reconciliation on stopes. A strict control in rebates will help to have a reliable number at the end of the year.
•	Continue the advance of the underground exploration at Body 28 East and Body 32 to the north-northwest.
•	Complete a geochemical and structural model for future work to support the estimation domains. The QP notes that there is a large amount of multi-element data that could support

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a geochemical model to better understand the impact of elements such as antimony, arsenic, mercury, etc., on the gold distribution and recoveries.

Although ongoing initiatives in productivity and recovery improvements are underway, the mineral reserves and mineral resources are based on the stated long-term metal prices and corresponding technical and economic performance data.

No other recommendations for additional work are identified for the reported mineral reserves and mineral resources as of April 30, 2022.

24.0REFERENCES

Buchanan, L. J., 1981, Precious metal deposits associated with volcanic environments in the southwest, in Dickinson, W.R., and Payne, W.D., eds., Relations of Tectonics to Ore Deposits: Arizona Geological Society Digest, v. 14, p. 237-262.

Burk, R., 1993, Regional Geology of San Martin Property and Its Relationship to Precious Metal Mineralization, Central Queretaro State, Mexico.  Priv.  Rep.  for Teck Cominco. MEXICO.

Campbell, J., 2012, Reserves and Resources in the San Martín Mine, Mexico, as of July 31, 2012.  For Starcore International Mines LTD.

Enriquez, E., 1995, Trace element zonation and temperature controls of the Tayoltita Ag-Au fossil hydrothermal system, San Dimas district, Durango, Mexico: Unpublished M. Sc. Thesis, Colorado School of Mines, 195 p.

Enriquez, E, 2003, Transformation of Resources into Reserves in Mining Operations of Luismin.  An Update.  Priv. Internal Report for Luismin. 30 p.

Enriquez, E, 2018, Reserves and Resources in the San Martin Mine, Queretaro State, Mexico, as of April 30, 2018.  For Starcore International Mines LTD.

Enriquez, E, 2019, Reserves and Resources in the San Martin Mine, Queretaro State, Mexico, as of September 30, 2019.  For Starcore International Mines LTD.

Gunning, D. R. and Whiting, B., 2009, Reserves and Resources in the San Martín Mine, Mexico, as of July 31, 2009.  For Starcore International Mines LTD.

Gunning, D. R. and Campbell, J., 2011, Reserves and Resources in the San Martín Mine,       Mexico, as of July 31, 2011.  For Starcore International Mines LTD.

Gunning, D. R., 2013, Reserves and Resources in the San Martín Mine, Mexico, as of July 31, 2013.  For Starcore International Mines LTD.

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STARCORE International Mines Ltd.

San Martin Mine	S-K 1300 Technical Report Summary

Gunning, D. R. and Campbell, J., 2014, Reserves and Resources in the San Martín Mine, Mexico, as of July 31, 2014.  For Starcore International Mines LTD.

Labarthe-Hernández, G. y Tristán-González, M., 2006, Geología del distrito minero de San Martin.  Instituto de Geología de La UNAM.  Rep.  Priv. Compañía Minera Peña de Bernal, SA de CV., 44 p.

Muñoz-Cabral, F., 1993, Modelo genético de los depósitos de oro proyecto San Martín, Qro., Asociación de Ingenieros de Minas, Metalurgistas y Geólogos de México, A.C., XX convención AIMMGM, octubre 27-30, 1993, Acapulco, Gro. México, p. 246-260

Nuñez-Miranda, A., 2007, Inclusiones Fluidas y Metalogénia del Depósito Epitermal Ag-Au del Distrito de San Martín, Mpio. Colón, Qro.  MSc Thesis, 166p.

Ortiz, H.L.E., Solís P.G.N., Mérida, C.A. 1989, Geología y metalogénesis del yacimiento auroargentífero-brechoide epitermal (tipo carlin) de San Martín, Querétaro. XVIII Convención

Nacional de la A.I.M.M.G.M., A.C., p. 42-62.

Pérez-Nicolás, L. M., and -Nicolás y Fernández-Nava, R, 2007, PLANTAS DEL ESTADO DE QUERÉTARO, MÉXICO CON POTENCIAL PARA USO ORNAMENTAL, Escuela Nacional de Ciencias Biológicas, Instituto Politécnico Nacional- POLIBOTÁNICA, Núm. 24, pp. 83-115, ISSN 1405-2768; México.

Raisz, E. 1964. Landforms of Mexico (chart). Geography Branch of the Naval Research. 2º ed. Cambridge, Mass. USA.

Rankin, L. R., 2008, Structural Controls on the Carbonate Breccia Hosted Au-Ag Mineralisation, San Martín Deposit, Central Mexico. Private internal report for Starcore International Mines LTD, 55 p.

SGM Servicio Geolólogico Mexicano www.sgm.gob.mx

Spring, V. and McFarlane, G.R., 2002, A Technical Review of the Tayoltita, Santa Rita, San Antonio, La Guitarra and San Martin Operating Silver and Gold Mines in Mexico. Watts, Griffis and McOuat NI 43-101 report prepared for Wheaton River Minerals Ltd.

25.0RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

QP is relying on documents and statements provided by SIM personnel regarding:

•	Historical data, primarily earlier Technical Reports
•	Resource block model estimation
•	Mine and plant production data
•	Status of mineral concessions
•	Status and timelines of permits, contracts, and agreements needed for operation
•	Capital and operating cost estimates
•	Legal matters outside of QP expertise.
•	Mine and plant closure plans and associated costs

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